UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Eagle Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7815 Woodmont Avenue

Bethesda, Maryland  20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 20, 2010

TO THE SHAREHOLDERS OF EAGLE BANCORP, INC.:

The Annual Meeting of Shareholders of Eagle Bancorp, Inc. (the “Company”), will be held at

The Hyatt Regency Bethesda

One Bethesda Metro Center

7400 Wisconsin Avenue

Bethesda, Maryland 20814

on Thursday, May 20, 2010 at 10:00 A.M.

for the following purposes:

1.               To elect nine (9) directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.               To ratify the appointment of Stegman & Company as the Company’s independent registered public accountants for the year ended December 31, 2010;

3.               To vote on a non-binding advisory resolution approving the compensation of our executive officers; and

4.               To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record as of the close of business on April 1, 2010 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Jane E. Cornett, Corporate Secretary

April 12, 2010

Please sign, date and return your proxy promptly, whether or not you plan to attend the meeting in person.  No postage is required if mailed in the United States in the enclosed envelope.  If you attend the meeting, you may, if you desire, revoke your proxy and vote in person. If your shares are not registered in your name, you will need additional documentation from your recordholder in order to vote in person at the meeting.

7815 Woodmont Avenue

Bethesda, Maryland  20814

ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement

INTRODUCTION

This Proxy Statement is being sent to shareholders of Eagle Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders, to be held at 10:00 A.M. on Thursday, May 20, 2010, and at any adjournment or postponement of the meeting.  The purposes of the meeting are:

1.               electing nine (9) directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.               ratifying the appointment of Stegman & Company as the Company’s independent registered public accountants for the year ended December 31, 2010;

3.               voting on a non-binding advisory resolution approving the compensation of our executive officers; and

4.               transacting any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The meeting will be held at:

The Hyatt Regency Bethesda

One Bethesda Metro Center

7400 Wisconsin Avenue

Bethesda, Maryland 20814

This proxy statement and proxy card are being sent to shareholders of the Company on or about April 12, 2010. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which includes our audited financial statements, also accompanies this proxy statement.

The cost of this proxy solicitation is being paid by the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone by officers, regular employees or directors of the Company or its subsidiary, EagleBank (the “Bank”), who will not receive any special compensation for their services.  The Company has engaged Laurel Hill Advisory Group (“Laurel Hill”), a proxy solicitation firm, to assist it in connection with the distribution of materials and the solicitation of votes.  We will pay Laurel Hill a fee of $6,000, plus reimbursement of its out-of-pocket expenses for its services. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals.

VOTING RIGHTS AND PROXIES

Voting Rights

Only shareholders of record at the close of business on April 1, 2010, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had 19,633,763 shares of common stock, par value $0.01 per share (the “common stock”) outstanding, held by approximately 3,500 total shareholders, including approximately 1,015 shareholders of record. The common stock is the only class of the

Company’s stock entitled to vote in the election of directors generally, of which shares are outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the shareholders.  Shareholders do not have the right to cumulate votes in the election of directors. The presence, in person or by proxy, of not less than a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.

Proxies

Properly executed proxies received by the Company in time to be voted at the meeting will be voted as specified by shareholders. In the absence of specific instructions, proxies received will be voted FOR the election of the nominees for election as directors, FOR the ratification of the appointment of Stegman & Company and FOR the non-binding advisory resolution approving our executive compensation. Management does not know of any matters that will be brought before the meeting, other than as described in this proxy statement.  If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.  As a result of changes in the rules of the New York Stock Exchange applicable to its member firms, we expect that brokers will not vote shares on the election of directors unless they receive instructions from the beneficial owners of the shares they hold.  If you hold your shares through a bank or broker, it is extremely important that you instruct your record holder how to vote your shares.

The judges of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker indicates that it does not have discretionary authority to vote any shares of common stock on a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted with respect to that matter.

Please sign, date, mark and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that your shares are voted. You may revoke your proxy at any time before it is voted at the meeting:

•                  by granting a later proxy with respect to the same shares;

•                  by sending written notice to Jane E. Cornett, Corporate Secretary of the Company, at the address noted above, at any time prior to the proxy being voted; or

•                  by voting in person at the meeting.

Attendance at the meeting will not, in itself, revoke a proxy.  If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the meeting.  Please see the voting form provided by your bank or broker for additional information regarding the voting of your shares.

Many shareholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Shareholders should check the voting form or instructions provided by their bank or broker to see which options are available. Shareholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the shareholder. To revoke a proxy previously submitted electronically, a shareholder may simply submit a new proxy at a later date before the submission deadline indicated by your bank or broker, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Important Notice Regarding the Availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 20, 2010.  The proxy statement for the Annual Meeting is attached.  A copy of this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2009 is available online at http://materials.proxyvote.com/268948.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Securities Ownership of Directors, Nominees, Officers and Certain Beneficial Owners

The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, executive officers whose compensation is disclosed in this proxy statement, and by its directors and all executive officers as a group, as of April 1, 2010. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.  Unvested shares of restricted stock are included in ownership amounts. Except as set forth below, the Company knows of no other person or persons who beneficially own in excess of five percent of the Company’s common stock. Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

Name	Position	Number of Shares		Percentage(1)
Directors
Leslie M. Alperstein, Ph.D.	Director of Company and Bank	65,716	(2)	0.33%
Dudley C. Dworken	Director of Company and Bank	242,008	(3)	1.23%
Harvey M. Goodman	Director of Company and Bank	124,178	(4)	0.63%
Neal R. Gross	Director of Company and Bank	860,981	(5)	4.38%
Philip N. Margolius	Director of Company and Bank	259,138	(6)	1.32%
Ronald D. Paul	Chairman, President and Chief Executive Officer of Company; Chairman and Chief Executive Officer of Bank	1,202,376	(7)	6.09%
Robert P. Pincus	Director of Company and Bank	138,719	(8)	0.70%
Norman R. Pozez	Director of Company and Bank	145,536	(9)	0.74%
Donald R. Rogers	Director of Company and Bank	64,640	(10)	0.33%
Leland M. Weinstein	Director of Company and Bank	153,478	(11)	0.78%
Other Named Executive Officers
Martha Foulon-Tonat	Executive Vice President, Chief Lending Officer of Bank	109,422	(12)	0.56%
James H. Langmead	Executive Vice President, Chief Financial Officer of Company and Bank	29,592	(13)	0.15%
Thomas D. Murphy	Executive Vice President, President — Retail Banking	76,456	(14)	0.39%
Susan G. Riel	Senior Executive Vice President, Chief Operating Officer of Bank	89,478	(15)	0.45%
All directors and executive officers as a group (16 persons)		3,631,653	(16)	18.10%

Other 5% Shareholders
Wellington Management Company, LLP		998,640	(17)	5.09%

(1)           Represents percentage of 19,633,763 shares issued and outstanding as of April 1, 2010, except with respect to individuals holding options exercisable within 60 days of that date, in which event, represents percentage of shares issued and outstanding plus the number of shares for which that person holds options exercisable within 60 days of April 1, 2010, and except with respect to all directors and executive officers of the Company as a group, in which case represents percentage of shares issued and outstanding plus the number of shares for which those persons hold such options. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

(2)           Includes 60,538 shares of common stock held jointly and options to purchase 2,943 shares of common stock.

(3)           Includes options to purchase 3,575 shares of common stock, 67,692 shares held in a trust of which Mr. Dworken is beneficiary, 30,996 shares held jointly, 26,369 shares held by his spouse and 111,998 shares held in trusts for the benefit of members of his family.

(4)           Includes options to purchase 7,169 shares of common stock, 77,444 shares held jointly with Mr. Goodman’s spouse, 16,168 shares held by or in trust for members of his family, and 557 shares held by an estate over which Mr. Goodman has voting power.

(5)           Includes options to purchase 2,884 shares of common stock, 101,857 shares held by his spouse, 28,720 held by his retirement plans for his spouse’s benefit, and 353,074 held by a family LLC.

(6)           Includes options to purchase 6,490 shares of common stock, 180,253 shares in trust accounts for which Mr. Margolius has voting rights, 7,456 shares held by his spouse and 25,788 held in a profit sharing account for which Mr. Margolius is the beneficiary. Mr. Margolius is not standing for election at the meeting.

(7)           Includes options to purchase 101,211 shares of common stock and 290,142 shares held in trust for his children. An aggregate of 374,538 shares are pledged as collateral.  Includes 82,257 shares held by a third party trustee in trust for the benefit of family members of Mr. Paul, as to which he disclaims beneficial ownership. Mr. Paul’s business address is c/o Ronald D. Paul Companies, 4416 East West Highway, Bethesda, Maryland 20814.

(8)           Includes options to purchase 50,205 shares of common stock, 5,568 shares held by his spouse and 6,129 shares held by a family LLC.

(9)           Includes 48,187 shares held jointly and 8,566 shares held by relatives, over which Mr. Pozez has voting authority.

(10)         Includes options to purchase 4,318 shares of common stock, 21,783 shares held by his spouse and 22,308 shares held for the benefit of his children.

(11)         Includes options to purchase 10,432 shares of common stock and 56,650 shares held jointly.

(12)         Includes options to purchase 53,153 shares of common stock and 3,082 shares held in trust for minor children.  Also includes 28,042 shares held by Ms. Foulon-Tonat’s spouse, as to which she disclaims beneficial ownership.

(13)         Includes options to purchase 18,835 shares of common stock and 4,419 shares held jointly with Mr. Langmead’s spouse.

(14)         Includes options to purchase 52,101 shares of common stock and 836 shares held by his spouse for their minor child.

(15)         Includes options to purchase 55,863 shares of common stock and 20,801 shares held jointly with her spouse.

(16)         Includes options to purchase 427,046 shares of common stock.

(17)         Based on beneficial ownership reported in Schedule 13G filed on February 12 2010, and shares outstanding as of April 1, 2010. Wellington Management Company, LLC’s address is 75 State Street, Boston, Massachusetts 02109.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board of Directors has nominated nine (9) persons for election as director at the meeting, for a one-year period until the 2011 Annual Meeting of Shareholders and until their successors have been elected and qualified. Each of the nominees for election as a director currently serves as a member of the Board of Directors of the Company.  Unless authority is withheld, all proxies in response to this solicitation will be voted for the election of the nominees listed below.  Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the persons named as proxies. The Board of Directors has determined that each director and nominee for election as director, other than Mr. Paul, is an “independent director” as that term is defined in Rule 5605(a)(2) of The NASDAQ Stock Market (“NASDAQ”).  In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, and the arrangements which are disclosed under “Certain Relationships and Related Transactions” in this proxy statement.

Vote Required and Board Recommendation.  Nominees receiving a plurality of the votes cast at the meeting in the election of directors will be elected as director, in the order of the number of votes received. The Board of Directors recommends that shareholders vote FOR each of the nominees for election to the Company’s Board of Directors.

Directors and Nominees for Election as Directors

Set forth below is certain information concerning the directors of the Company, each of whom, other than Mr. Margolius, is a nominee for election as director of the Company.  Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees for election as a director of the Company also serves as a director of the Bank.  Except as noted below, each nominee has served as a director of the Company since its organization.

Leslie M. Alperstein, Ph.D. Mr. Alperstein, 67, has been President of Washington Analysis LLC and its predecessor firm, Washington Analysis Corp., a leading governmental policy investment research group in Washington, D.C., since its inception in 1973.  He has served as Executive Managing Director and Director of Research of HSBC Securities, Inc., Director of Economic and Investment Research for NatWest Securities, Prudential Securities, Shields Model Roland, Inc. and Legg Mason & Co. His professional memberships include the National Association of Business Economists, the National Economists Club, and the Washington Society of Investment Analysts. Mr. Alperstein was appointed to the Board of Directors in September 2003, and has served as a director of the Bank since 2009.  Mr. Alperstein’s knowledge and experience in the fields of economics and investment management make him uniquely qualified for the Board. His contributions are important in the areas of asset-liability management, investment policy and other strategic issues.

Dudley C. Dworken.  Mr. Dworken, 60, is a private investor and real estate developer. Mr. Dworken was the owner of Curtis Chevrolet, an automobile dealership in Washington, D.C.  Mr. Dworken was a Director of F&M Bank - Allegiance and its predecessor, Allegiance Bank, N.A. (collectively “Allegiance”) from 1987 until October 1997, and a director of Allegiance Banc Corporation from 1988 until its acquisition by F&M National Corporation, which was subsequently acquired by BB&T Corporation (“F&M”).  Mr. Dworken is an active member of numerous community, business, charitable and educational institutions in the Washington, D.C./Montgomery County area. Mr. Dworken has served as a director of the Company and Bank since 1999.  In addition to his many years of service on the boards of banking institutions, Mr. Dworken brings entrepreneurial business knowledge and experience to the Board through his ownership and operation of one of the largest automobile dealerships in Washington, DC. He is a former Trustee of the Washington Area New Automobile Dealers Association.  He has intimate knowledge of the Company through his experience as Chairman of the Company’s audit committee.

Harvey M. Goodman.  Mr. Goodman, 54, has been with The Goodman, Gable, Gould Company, the Maryland based public insurance adjusting firm where he serves as President, since 1977.  He is a director and past president of the National Association of Public Insurance Adjusters, and is a principal, and formerly a director, of Adjusters International, a national public adjusting firm.  Mr. Goodman has served as a director of the Company since 2007, and of the Bank since its organization. Mr. Goodman brings both entrepreneurial experience and a wealth of knowledge of the financial services industry, with a specialty in insurance. He possesses valuable expertise in the areas of risk management and compliance. He has expertise in corporate governance through his board service to organizations in the insurance industry.

Neal R. Gross.  Mr. Gross, 67, is founder, Chairman and Chief Executive Officer of Neal R. Gross & Co. which provides court reporting services to attorneys, the federal government, private organizations and individuals since 1977.  Mr. Gross previously served as a director of Century Bancshares, Inc., from 1995 until its acquisition by United Bankshares, Inc. in 2001.  Mr. Gross has served a director of the Company since October 2008, and of the Bank since 2001. Mr. Gross possesses management and financial experience through his operation of a large court reporting service in Washington, DC for over 30 years.  He brings extensive knowledge of the banking industry though his board service with another bank and bank holding company prior to joining the Board of the Company.

Philip N. Margolius.  Mr. Margolius, 69, a graduate of Dartmouth College and Yale Law School, is a partner in The Margolius Firm, a law firm in Washington, D.C., and until 2003 was a principal in the law firm of Margolius, Mallios and Rider, LLP.  He specializes in estate planning, probate, real estate, non-profit organizations. Mr. Margolius has been an adjunct professor at the Washington College of Law at American University and lectures to professional groups in the community on estate planning.  Washingtonian Magazine named him one of the area’s leading real estate attorneys.  Mr. Margolius has served as a director of the Company since 2003, and of the Bank since 2000.  Mr. Margolius is not standing for reelection at the meeting.

Ronald D. Paul.  Mr. Paul, 54, is President, Chief Executive Officer and Chairman of the Board of Directors of the Company.  He has served as Chairman since the end of May 2008, and prior to that time was Vice Chairman and Chief Executive Officer since the organization of the Company.  He also has served as Chairman of the Board of Directors of the Bank since its organization.  Since June 2006, he has served as Chief Executive Officer of the Bank, and he served as Interim President of the Bank from November 3, 2003 until January 26, 2004.  Mr. Paul is President of Ronald D. Paul Companies and RDP Management, which are engaged in the business of real estate investment and management activities. He is active in private investments, including as Chairman of Bethesda Investments, Inc., a private venture capital fund.  Mr. Paul was a director of Allegiance from 1990 until September 1997, and a director of Allegiance Banc Corporation from 1990 until its acquisition by F&M, including serving as Vice Chairman of the Board of Directors from 1995.  Mr. Paul is also active in various charitable organizations, including serving as Vice Chairman of the Board of Directors of the National Kidney Foundation from 1996 to 1997, and its Chairman from 2002 to 2003.  Mr. Paul’s qualifications for the Board include his entrepreneurial, management and real estate expertise developed through his operation of a significant real estate and property management company in the Washington metropolitan area. Mr. Paul also has significant experience in corporate governance issues from his Board service with both other public companies and major non-profit organizations. He has extensive knowledge of the Company due to his service in Board and management positions since the inception of the Company.

Robert P. Pincus.  Mr. Pincus, 63, serves as Vice Chairman of the Board of Directors of the Company and the Bank. Prior to joining the Company in August 2008 upon the acquisition of Fidelity & Trust Financial Corporation (“Fidelity”), Mr. Pincus served as Chairman of its wholly owned subsidiary, Fidelity & Trust Bank (“F&T Bank”) from 2005.  He presently serves as Chairman of the Board of Blackstreet Capital Partners, L.P. and Chairman of Milestone Merchant Partners, LLC.  He was Chairman of the Board of BB&T, D.C. Metro Region and was Regional President from 1998 to 2002.  From 1991 to 1998, Mr. Pincus was President and Chief Executive Officer of Franklin National Bank of Washington, D.C.  From 1986 to 1991, Mr. Pincus was the regional president of the D.C. metropolitan region of Sovran Bank.  From 1971 to 1986, Mr. Pincus was with DC National Bancorp, Inc., where he eventually rose to be President and Chief Executive Officer, prior to its merger with Sovran Bank.  Mr. Pincus is a Trustee of the University of Maryland Foundation, Inc. and is a member of the board of directors of Comstock Homebuilding Companies, Inc.  Mr. Pincus brings to the Board a wealth of experience in the worlds of commercial and investment banking. He has previously served as CEO of two different community banks and as a senior executive for major regional and national banks. He has a strong background in many facets of the financial services industry, as well as mergers and acquisitions. He has prior experience at both the Board and Audit Committee level with other public companies.

Norman R. Pozez. Mr. Pozez, 55, is the Chairman of The Uniwest Companies, Uniwest Construction, Inc., and Uniwest Commercial Realty, Inc.  Mr. Pozez has been in the real estate development field for over twenty years. Previously, Mr. Pozez was Chief Operating Officer of The Hair Cuttery of Falls Church, Virginia and is currently on the firm’s Board of Directors.  Mr. Pozez has also served as a Regional Director of Real Estate and Construction for Payless ShoeSource.  During his tenure at Payless and for some years thereafter, Mr. Pozez served on the Board of Directors of Bookstop, Inc., which was sold to Barnes and Noble in 1989.  Mr. Pozez is a licensed Real Estate Broker in Washington, D.C., Maryland and Virginia.  Since 1979, Mr. Pozez has been an active member of the International Council of Shopping Centers and is a Board member of five not-for-profit organizations serving community needs in and around the Washington, D.C. metropolitan area.  Mr. Pozez served as Chairman of the Board of Fidelity from April 2004 until February 2005, and as a director of Fidelity from September 2007 until August 2008, when Fidelity was acquired by the Company and he became a director of the Company and Bank.  Mr. Pozez qualifications for Board service include 30 years of management experience at both regional and national companies such as the Hair Cuttery and Payless ShoeSource. His experience in both company operations and real estate are very beneficial in light of the Company’s business objectives. He has experience in corporate governance through his prior board service with other companies and non-profit organizations.

Donald R. Rogers.  Mr. Rogers, 64, has been engaged in the private practice of law since 1972 with the Rockville, Maryland based firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A., of which he is a partner.  Mr. Rogers was a director of Allegiance from 1987 until October 1997.  Mr. Rogers has served as a director of the Company since 2007 and of the Bank since its organization.  Mr. Rogers has vast business knowledge and experience gained through his position as a senior partner and chair of the commercial business practice for the largest law firm in Montgomery County, MD. He has served as adviser to hundreds of privately owned businesses. He as extensive knowledge of the Company through his Board service and that of the Bank.

Leland M. Weinstein.  Mr. Weinstein, 47, has served as President of Syscom Services, Inc., a technology consulting and integration firm, since 1997. Previously, he spent thirteen years with Automated Digital Systems (ADS), an integrator of duplication and fax technologies, where he rose to president and owner of the company (he sold ADS to Alco Standard Corporation, which became Ikon Office Solutions). Mr. Weinstein has been appointed to advisory councils for Xerox, Intel/Dialogic, Sharp Electronics, Captaris/Rightfax, Murata Business Systems, Brooktrout Technologies, Panasonic Electronics and the technology council of the American Society of Association Executives.  He was formerly a member of the Board of Governors of the University of Maryland Alumni Association and is involved in numerous charities. Mr. Weinstein has served as a director of the Company since 2005 and of the Bank since 1998. Mr. Weinstein has vast business knowledge and experience gained through his position as President of a successful technology based enterprise. His expertise in regards to technology issues is valuable as it relates to the Company’s business development and operating strategies. He has extensive knowledge of the Company through his service at the Board and committee level.

Election of Directors of the Bank

If elected, the nominees for election as directors intend to vote for each of the nominees and the following persons to serve as directors of the Bank. Each of the following persons currently serves as a director of the Bank.

Arthur H. Blitz.  Mr. Blitz, 69, an attorney engaged in private practice since 1971, is a principal in the Bethesda, Maryland law firm of Paley, Rothman, Goldstein, Eig, Rosenberg & Cooper, Chartered.  Mr. Blitz was a director of Allegiance at various times from 1987 to October 1997.  Mr. Blitz has served as a director of the Bank since 1998.

Steven L. Fanaroff.  Mr. Fanaroff, 50, is Vice President - Chief Financial Officer of Magruder Holdings, Inc., a regional supermarket chain, with which he has served since 1981.  Mr. Fanaroff served on the Board of Directors of Allegiance from 1990 until 1997. Mr. Fanaroff has served as a director of the Bank since its organization.

Benson Klein.  Mr. Klein, 65, has been an attorney in Montgomery County since 1970, and a principal with Ward & Klein, Chartered, since 1978.  Mr. Klein is also engaged in real estate investment activities in Montgomery County.  He served as a director of Allegiance from 1996 to 1997 and previously served as a director of Lincoln National Bank.  Mr. Klein is currently, and has been, a member of a variety of community, business and charitable institutions in the Washington, D.C./Montgomery County area.  Mr. Klein has served as a director of the Bank since its organization.

Susan Lacz.  Ms. Lacz, 49, is a principal of Ridgewell Caterers.  Prior to joining the Board of Directors of the Bank upon the acquisition of Fidelity, Ms. Lacz served as a director of F&T Bank from 2005 to 2008.

Bruce H. Lee. Mr. Lee, 45, is President of Development for Lee Development Group, a closely held family real estate business founded in 1920 and based in downtown Silver Spring. He is principal broker of record for Montgomery Land Company, LLC, which specializes in commercial sales, leasing, and property management and the general partner of Montgomery 1936 Land Company LLC and General Manager of Acorn Self Storage.  Mr. Lee was the charter president of the Greater Silver Spring Chamber in 1993.  Mr. Lee was an elected Council member and Chairman of the Township of Chevy Chase View.   Mr. Lee has served as a director of the Bank since 2000.

Thomas Roberson. Mr. Roberson, 51, is a partner of Montouri & Roberson. Mr. Roberson specializes in investment real estate. Mr. Roberson was a former Director of Laszlo N. Tauber, M.D. & Associates, LLC and is a current director of the Laszlo N. Tauber Trust. He served on the Board of BB&T, DC Metro Region until January 2006, and was a director of F&T Bank until August 2008, when he joined the Board of Directors of the Bank.  Mr. Roberson is a licensed General Real Property Appraiser, a Commercial Broker, and a tax advocate for assessment appeals.

Benjamin N. Soto.  Mr. Soto, 41, is a principal of Premium Title and Escrow, LLC, a Washington D.C. based law firm and title company he founded in 2000.  Prior to forming Premium, Mr. Soto was a partner in the firm of Garza, Regan, Rosenblatt, PC, where he practiced real estate and bankruptcy law.  He frequently lectures to members of the D.C. Bar, is a former chair of the Bankruptcy Section of the National Bar Association, and in 2007, was appointed by Mayor Adrian Fenty to serve on the D.C. Sports and Entertainment Commission.  He is also a member of the D.C. Land Title Association, Maryland Land Title Association, Better Business Bureau and the D.C. Chamber of Commerce.  Mr. Soto has served as a director of the Bank since 2006.

James A. Soltesz.  Mr. Soltesz, 55, has served as Chief Executive Officer of Loiederman Soltesz Associates, Inc., a land development engineering and consulting firm since 1997.  Mr. Soltesz serves on the Board of Trustees of Georgetown Preparatory School, Mater Dei School, as a Life Director of the Maryland-National Capital Area Building Industry Association, and Catholic Charities Foundation.  His firm includes 280 people located in six offices throughout the metropolitan area of Washington, D.C.  Mr. Soltesz has served as a director of the Bank since 2007.

Eric H. West.  Mr. West, 47, is a founding principal of West, Lane & Schlager/Oncor International, specializing in tenant representation and strategic real estate consulting in the Washington, D.C. metropolitan area. During his career, Mr. West has developed a specialty in not-for-profit organizations and corporations, leading to ongoing relationships with such diverse groups as The National Council on the Aging, The American Forest and Paper Association, The American Iron & Steel Institute, among many others.  Mr. West has served as a director of the Bank since 2003.

Committees, Meetings and Procedures of the Board of Directors

Meetings.  The Board of Directors of the Company met thirteen (13) times during 2009.  All members of the Board of Directors of the Company attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during the 2009 fiscal year or any portion thereof.

Audit Committee. The Board of Directors has a standing Audit Committee. The Audit Committee is responsible for the selection, review and oversight of the Company’s independent registered public accounting firm, occasionally referred to as the “independent accountants,” the approval of all audit, review and attest services provided by the independent accountants, the integrity of the Company’s reporting practices and evaluation of the Company’s internal controls and accounting procedures.  It also periodically reviews audit reports with the Company’s independent accountants. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com. The Audit Committee of the Company is currently comprised of Mr. Dworken, the Chairman, and Messrs. Alperstein, Gross, Pincus, Pozez and Weinstein. Each of the members of the Audit Committee is independent, as determined under the definition of independence adopted by NASDAQ for audit committee members in Rule 5605(c)(2)(A). During the 2009 fiscal year, the Audit Committee of the Company met seven (7) times.  The Board of Directors has determined that Mr. Alperstein is an “audit committee financial expert” as defined under regulations of the Securities and Exchange Commission.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by its independent accountants.  Non-audit services are only provided by the independent auditors to the extent permitted by law.  Pre-approval is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent accountants during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee.

Nominating Committee.  The Board of Directors has a standing nominating committee, consisting of four members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 5605(a)(2). The nominating committee is currently comprised of Mr. Pozez, the Chairman, and Messrs. Margolius, Pincus and Weinstein. The nominating committee is responsible for the evaluation of nominees for election as director, the nomination of director candidates for election by the shareholders and evaluation of sitting directors. The Board of Directors has adopted a charter addressing the nominations process. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com.

The Board has not developed a formal policy for the identification or evaluation of nominees.  In general, when the Board determines that expansion of the Board or replacement of a director is necessary or appropriate, the nominating committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The committee would review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, and membership or influence in a particular geographic or business target market, or other relevant business experience. The Board of Directors and the Nominating Committee have not established a specific diversity component in their consideration of candidates for director. To date the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential director candidates.

The nominating committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors, on the same basis as candidates proposed by the committee, the Board or other sources.  Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Secretary and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected.  Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

Compensation Committee.  The Board of Directors of the Company has a Compensation Committee (the “Compensation Committee”), consisting of all of the members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 5605(a)(2), other than Mr. Gross. The Compensation Committee has the sole responsibility for determining executive compensation, including that of the named executive officers. The Compensation Committee makes determination with respect to salary levels, bonus compensation and equity compensation awards for executive officers. In exercising its role, the Compensation Committee considered information or recommendations provided by the Compensation Committee of the Bank (the “Bank Compensation Committee” and together with the Compensation Committee, the “Compensation Committees”), which determined compensation policy for nonexecutive employees during 2009.  During 2009, the Bank Compensation Committee was comprised of Mr. Blitz, the Chairman, and Messrs. Dworken, Paul, Pincus, Rogers and Weinstein. Mr. Paul did not participate in, or remain present during, discussions of his compensation.  The Board of Directors has adopted a charter for the Compensation Committee. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com.  During the 2009 fiscal year, the Compensation Committee met three (3) times.

During 2008 and early 2009, the Compensation Committee retained and worked with Amalfi Consulting, Inc. (“Amalfi”), an executive compensation and benefits consulting firm of national scope and reputation, to assist the Company in evaluating executive compensation levels and the form of executive compensation, and in connection with determining compensation levels for 2009. During 2009, the Compensation Committee retained Blanchard Chase LLC (“Blanchard Chase”) for these purposes, as the consultants with whom the Compensation Committee worked moved to that firm.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee has served as an officer or employee of the Company or Bank at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors.  None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectability or other unfavorable features, no member of the Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party.

Board Leadership Structure and Risk Oversight Role.  The role of Chairman of the Board of Directors and Chief Executive Officer of the Company are currently held by the same person, Mr. Paul. The foregoing structure is not mandated by any provision of law or our articles of incorporation or bylaws. The Board of Directors reserves the right to establish a different structure in the future.  The Board of Directors currently believes that this structure is the most appropriate leadership structure for the Company. Under the Company’s bylaws, the official role and power of the Chairman is limited, and is related largely to the conduct of meetings of the Board of Directors and shareholders.

The Board of Directors believes that the Chief Executive Officer is in the best position to be aware of major issues facing the Company on a day-to-day and long-term basis, and is in the best position to identify key risks and developments facing the Company that may need to be brought to the full Board’s attention. Further, a combined Chairman/Chief Executive Officer position eliminates the potential for confusion as to who leads the Company, providing the Company with a single public “face” in dealing with shareholders, employees, regulators, analysts and other constituencies.  To date, this structure has worked successfully for the Company.  The Board of Directors does not have a designated “lead director.” However, members of the Board of Directors are active in their oversight of management.

The Board of Directors of the Company, all of the members of which are also members of the Board of Directors of the Bank, is actively involved in the Company’s and Bank’s risk oversight activities. These directors, as well as the directors of the Bank, working through numerous committees of the Company and Bank, review and approve the policies of the Company and Bank.

Shareholder Communications. Company shareholders who wish to communicate with the Board of Directors or an individual director can write to Eagle Bancorp, Inc., 7815 Woodmont Avenue, Bethesda, Maryland 20814, Attention: Jane E. Cornett, Corporate Secretary. Your letter should indicate that you are a shareholder, and whether you own your shares in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be available to all directors.

Director Attendance at the Annual Meeting. The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. Eight (8) of the Company’s directors in office at the time attended the 2009 annual meeting of shareholders.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1)           reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K;

(2)           discussed with Stegman & Company, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3)           has received the written disclosures and letter from Stegman & Company as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee regarding independence, and has discussed with Stegman & Company, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  The Audit Committee has also considered whether the amount and nature of non-audit services provided by Stegman & Company is compatible with the auditor’s independence.

Members of the Audit Committee

Dudley C. Dworken, Chairman	Robert P. Pincus
Leslie M. Alperstein	Norman R. Pozez
Neal R. Gross	Leland M. Weinstein

Director Compensation

The following table sets forth information regarding compensation paid to, or earned by, non-employee directors of the Company during the fiscal year ended December 31, 2009 for service as members of the Company and Bank Boards of Directors.  Members of the Board of Directors who are employees do not receive additional cash compensation for service on the Board of Directors.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)(4)	All Other Compensation		Total
Leslie M. Alperstein, Ph.D.	$11,850	$9,951	$—	$—		$21,801
Dudley C. Dworken	$54,550	$9,951	$—	$—		$64,501
Harvey M. Goodman	$15,450	$9,951	$—	$—		$25,401
Neal R. Gross	$16,050	$9,951	$—	$—		$26,001
Philip N. Margolius	$19,350	$9,951	$—	$—		$29,301
Robert P. Pincus	$220,000	$9,951	$109,350	$26,600	(5)	$312,701
Norman R. Pozez	$13,650	$9,951	$—	$—		$23,601
Donald R. Rogers	$13,650	$9,951	$—	$—		$23,601
Leland M. Weinstein	$21,450	$9,951	$—	$—		$31,401

(1)   Does not include $31,250 paid to the former Chairman of the Board of Directors for Board service through the date of the 2009 annual meeting of shareholders and $224,250 paid upon termination of his Board service and fee agreement.

(2)   Represents the grant date fair value of shares of restricted stock granted to directors during 2009.

(3)   Represents the grant date fair value of option awards received during 2009.  Please refer to note 13 to the Company’s Consolidated Financial Statements for the year ended December 31, 2009 for a discussion of the assumptions used in calculating the grant date fair value.

(4)   At December 31, 2009, the non-employee directors had outstanding option awards, vested and unvested, to purchase shares of common stock as follows: Mr. Alperstein — 2,943 shares; Mr. Dworken — 3,575 shares; Mr. Goodman — 8,225 shares; Mr. Gross — 2,884 shares; Mr. Margolius — 6,490 shares; Mr. Pincus — 93,405 shares; Mr. Pozez — 0 shares; Mr. Rogers — 4,318 shares and Mr. Weinstein — 10,432 shares.

(5)   Represents car allowance of $1,250 per month and $11,600 of payments to defer the cost of health and life insurance.

During 2009, each non-employee director of the Company and Bank, other than Mr. Pincus, received an annual retainer of $5,000 in cash ($7,500 if a member of both the Company and Bank Board of Directors), plus a cash fee of $300 for each meeting attended of the Board of Directors of the Company, the Board of Directors of the Bank or a committee of the Board of the Company or the Bank ($400 per meeting of a committee if serving as chair of the committee).  Commencing in March 2009, non-employee directors serving as the chair of a committee received an additional annual retainer of $1,000 to $3,000 per committee for such service. Additionally, in June 2009, each member of the Company Board of Directors, other than Mr. Paul and Mr. Pincus, was granted 1,284 shares of restricted stock, and each member of only the Bank Board of Directors was granted 855 shares of restricted stock.  All of such restricted shares vest in three substantially equal installments, commencing on the first anniversary of the date of grant. In 2009, an aggregate of $166,000 in cash retainers and meeting fees were paid to members of the Board of Directors of the Company (other than Mr. Paul and Mr. Pincus) for service on the Board of Directors of the Company and Bank, and $87,300 was paid to members of only the Board of Directors of the Bank for such service.  Additionally, an aggregate of $255,500 was paid to the former Chairman of the Board of the Company for service through the date of the 2009 annual meeting, and upon termination of his service, in accordance with the terms of his fee agreement.

During 2010, non-employee directors, other than Mr. Pincus, are currently entitled to receive the same cash retainer and meeting fees.

In connection with the acquisition of Fidelity, Mr. Pincus and the Bank entered into an agreement pursuant to which he is retained to serve as Vice Chairman of the Board of Directors of the Company and Bank. Under that agreement, Mr. Pincus receives an annual payment, $220,000 during 2009 and currently $280,000, subject to annual increase to reflect, at a minimum, the increase in the consumer price index, in lieu of all other cash fees for service on the Board of Directors. Mr. Pincus will also be eligible to receive incentive bonuses pursuant to Board approved plans, and to a car allowance of $1,250 per month, $800 per month as a health insurance allowance and $10,000 per year as a life insurance allowance. The agreement has a term extending until August 31, 2011, subject to automatic renewal for a one year term unless either party gives 60 days notice of nonrenewal. In the event of early termination of the agreement by the Bank without cause, or as a result of Mr. Pincus’ death or disability, or as a result of nonrenewal by the Bank, Mr. Pincus (or his estate) would be entitled to receive continued payment of retainer compensation and car allowance for one year, subject to his continued compliance with the confidentiality, noncompete and nonsolicitation provisions of the agreement. The agreement provides that during the term and for a period of eighteen months after termination, Mr. Pincus will not in any capacity: (i) render any services to a bank or financial services business, including but not limited to any consumer savings, commercial banking, insurance or trust business, or a savings and loan or mortgage business, or other business in which the Bank has invested significant resources in anticipation of commencing, or to any person or entity that is attempting to form such a business if it operates any office, branch or other facility that is (or is proposed to be) located within a thirty-five mile radius of the location of any branch of the Company or Bank or their affiliates; or (ii) induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company or Bank or their affiliates, to discontinue, terminate or reduce the extent of their relationship with such entity or to solicit any such customer for any competitive product or service, or otherwise solicit any customer or employee of the Company, or the Bank.

Under the agreement, in the event that: (i) Mr. Pincus is terminated without cause after a change in control; (ii) his title, duties or position are materially reduced within twelve months after a change in control, without his consent, such that he would not have materially comparable compensation benefits and responsibilities, and not have his primary worksite moved more than twenty five miles, and such change is not cured within thirty days of notice of termination; or (iii) he voluntary terminates the agreement within the thirty day period following twelve months after a change in control, Mr. Pincus would be entitled to receive a lump sum payment equal to 2.99 times his highest rate of base compensation in effect within the twelve months prior to termination, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as a ‘‘parachute payment.’’  If Mr. Pincus were entitled to receive the termination benefits as of December 31, 2009, he would receive approximately $657,800.

The Company does not maintain any discretionary bonus or non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

Executive Officers Who Are Not Directors

Set forth below is certain information regarding persons who are executive officers of the Company or the Bank and who are not directors of the Company.  Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Michael T. Flynn.  Mr. Flynn, 62, has served as Executive Vice President and Chief Operating Officer of the Company since June 2006, previously served as President - District of Columbia Division of the Bank, from June 2006 until August 2008, was President of the Bank from January 2004 until June 2006.  Mr. Flynn has over 38 years experience in the banking industry in the Washington, D.C. and Maryland region. Prior to joining EagleBank in January 2004, he was the Washington region executive for Mercantile Bankshares Corporation from April 2003. He previously was the Director of Strategic Planning for Allfirst Financial, Inc., and prior to that held several executive level positions for Bank of America and predecessor companies. He has been involved in community affairs throughout his career, particularly educational groups including the American Institute of Banking and the Corcoran

College of Art & Design. He is a Director of the Workforce Investment Council of the District of Columbia and the Maryland Banking School.

Martha Foulon-Tonat.  Ms. Foulon-Tonat, 54, Executive Vice President and Chief Lending Officer of the Bank, served at Allegiance from January 1990 to December 1997.  Her duties included being Senior Vice President and Chief Lending Officer.  Prior to her service at Allegiance, Ms. Foulon-Tonat served at various commercial banks in the area. She has over 30 years experience in the commercial banking industry.

James H. Langmead.  Mr. Langmead, 60, Executive Vice President and Chief Financial Officer of the Company since January 2007, and Executive Vice President and Chief Financial Officer of the Bank since January 2005, previously served as Chief Financial Officer of Sandy Spring Bank and Sandy Spring Bancorp. Mr. Langmead, a Certified Public Accountant, served in various financial and senior management roles with Sandy Spring Bank from 1992 through 2004. Prior to that time, Mr. Langmead managed the finance group at the Bank of Baltimore. He has over 39 years experience in the commercial banking industry.

Thomas D. Murphy.  Mr. Murphy, 62, is currently President — Retail Banking, and previously served as President - Montgomery County Division of the Bank since June 2006, and Executive Vice President - Chief Operating Officer of the Bank. He served at Allegiance from September 1994, including as Executive Vice President and Chief Operating Officer from December 1995 until November 1997.  Prior to his service at Allegiance, he served in the same position at First Montgomery Bank from August 1991 until its acquisition by Sandy Spring National Bank of Maryland in December 1993, and he served as a Vice President of that organization until September 1994. Mr. Murphy has 35 years experience in the commercial banking industry. Active in community affairs, he is past president of the Bethesda-Chevy Chase Chamber of Commerce.

Susan G. Riel.  Ms. Riel, 60, is currently Senior Executive Vice President - Chief Operating Officer of the Bank, and was formerly Executive Vice President - Chief Operating Officer of the Bank and Chief Administrative Officer, and previously served as Executive Vice President - Chief Operating Officer of Columbia First Bank, FSB from 1989 until that institution’s acquisition by First Union Bancorp in 1995.  Ms. Riel has over 30 years of experience in the commercial banking industry.

Janice L. Williams.  Ms. Williams, 53, Executive Vice President and Chief Credit Officer of the Bank, has been employed with the Bank as Credit Officer, Senior Credit Officer, and Chief Credit Officer since 2003.  Prior to employment with the Bank, Ms. Williams served with Capital Bank, Sequoia Bank, and American Security Bank. Additionally, Ms. Williams, a graduate of Georgetown University Law Center and a Member of the Maryland Bar, was previously employed in the private practice of law in Maryland.

EXECUTIVE COMPENSATION

Compensation Disclosure and Analysis

The Company is committed to responsible compensation practices and strives to balance sound risk management and the need to compensate its employees competitively for proven performance.  In this discussion and analysis, we describe how the Company has compensated our named executives to both comply with restrictions under regulations adopted by the United States Department of the Treasury (the “Treasury”) applicable to companies participating in programs under the Troubled Asset Relief Program (“TARP”), and to reward them given our strong performance in 2009.  We also have added some important protections for shareholders and other stakeholders that will likely stay in place even after we have repaid TARP.  These actions include designating a senior risk officer to review all incentive compensation plans, formalizing a luxury expenditure policy and adding clawback provisions to our incentive compensation plans.  If 2009 performance is found to be based on materially inaccurate performance criteria, incentive compensation for 2009 will be forfeited and/or recovered.

Later in this proxy statement under the heading “Executive Compensation Tables,” you will find a series of tables containing specific information about the compensation earned or paid in 2009 to Mr. Paul, the Chief Executive Officer of the Company, Mr. Langmead, the Chief Financial Officer, and the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2009, referred to as our “named executive officers” or “named executives.”

Impact of Participation in Capital Purchase Program. On December 5, 2008, the Company sold a series of its preferred stock and warrants to purchase common stock to the Treasury under the Capital Purchase Program established under TARP (the “CPP”). As a result of its participation in the CPP, the Company became subject to the executive compensation requirements of the Emergency Economic Stabilization Act of 2008 (“EESA”). In connection with the Company’s participation in the CPP, on December 5, 2008, the Company’s seven senior executives, including our named executive officers, executed waivers consenting to the restrictions and limitations required by the EESA.

On February 17, 2009, the President of the United States signed into law the American Reinvestment and Recovery Act of 2009 (“ARRA”). The ARRA amended, among other things, the EESA by directing the Treasury to issue regulations implementing additional restrictions and limitations on executive compensation paid or accrued by participants in the CPP. The restrictions and limitations of the EESA, as amended, were implemented by interim final rules setting forth the standards on corporate governance and executive compensation, published by the Treasury and effective on June 15, 2009, as updated by subsequently issued technical corrections and guidance (collectively, the “TARP Restrictions”).  The TARP Restrictions, which are applicable during any period while the Company still has financial assistance under the CPP outstanding, include:

•                  a prohibition on paying or accruing any bonus, retention award, or incentive compensation to the five most highly compensated employees of the Company, other than in the form of “long-term restricted stock” in an amount not greater than one-third of the employee’s total compensation;

•                  a prohibition on making any “golden parachute” payments to the named executive officers and the Company’s next five most highly compensated employees, for departure from the Company or upon a change in control of the Company;

•                  a prohibition on any compensation plan that would encourage manipulation of reported earnings, or encourage the named executive officers to take unnecessary and excessive risks that could threaten the value of the Company;

•                  a requirement to conduct semi-annual reviews of the named executive officer and employee compensation plans to ensure they do not contain such prohibited features;

•                  a prohibition on tax gross-ups or other reimbursements for the payment of taxes to the named executive officers and the Company’s next twenty most highly compensated employees;

•                  a limitation on the tax deductibility of the portion of an named executive officer’s annual compensation in excess of $500,000;

•                  a requirement for the repayment, or clawback, of any bonus, incentive and retention payments made to the named executive officers or the next twenty most highly compensated employees, if based on financial statements or any other performance metric criteria that is later found to be materially inaccurate;

•                  establishment by the Board of a company-wide policy regarding excessive or luxury expenditures; and

•                  a requirement to include a proposal for a non-binding vote of shareholders at annual meetings on the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement.

The TARP Restrictions have necessarily impacted our compensation practices, as noted in the following discussion. We believe that the Company has fully complied with the TARP Restrictions in connection with its 2009 compensation.

Compensation Objectives.  The primary objectives of the Board of Directors with respect to executive compensation is to tie annual and long-term cash and stock incentives to the achievement of measurable Company and individual performance objectives, thereby aligning the named executive’s incentive with maintaining and increasing shareholder value.  We attempt to achieve these objectives through “pay for performance” compensation policies and programs that put a significant portion of our named executives officers’ overall compensation at risk. Potentially 10% to 35% of total compensation (at target levels) is intended to be in the form of cash bonuses and equity compensation awards in order to focus executives on both short and long term financial performance. We also recognize that ours is a highly competitive market for executive officers, and that we compete for personnel against local community banks and against national, regional and local institutions that operate in the entire metropolitan Washington D.C. area, and in surrounding markets. We did not provide our named executives with cash bonuses or incentive payments for 2009, and complied with the TARP Restrictions.  We have sought, instead, to provide all of our named executives with equivalent value in the form of “long-term restricted stock” which is compliant with the TARP Restrictions.

Compensation Philosophy.  Our compensation philosophy is to reward our executives with total compensation at or above market commensurate with our performance.  In 2009 we changed our compensation philosophy to target base salaries for named executives at the market median (50th percentile).  This was a reduction from our previous philosophy to pay base salaries at the 75th percentile of our peer group due to our competitive market in the DC area.  Our goal under our current philosophy is to provide meaningful incentives through pay for performance programs that pay at the market median for budgeted performance and at the 75th percentile or higher when performance expectations are exceeded. Since we are a participant in the CPP, we are limited in our compensation mix and realize that this may impact our current pay for performance strategy for some of our named executives.

The Role of Consultants.  In 2008, the Company’s Compensation Committee (in this discussion, the “Committee”) retained Amalfi to assist the Committee with a competitive analysis of executive compensation in connection with the determination of compensation levels for 2009.  During 2009, the Committee retained Blanchard Chase following the relocation of the consultants with whom the Committee had worked to that firm. The Committee engaged Blanchard Chase in the fourth quarter of 2009, to assist with a competitive analysis of executive compensation.  Both Amalfi and Blanchard Chase reported directly to the Committee and did not provide any non-compensation related services or products to the Committee or the Bank.  Consultants have provided the Committee with annual updates on market competitive pay for executives and directors since 2006. We further discuss our peer group and benchmarking process later in this Compensation Discussion and Analysis.  In addition to benchmark analysis, Blanchard Chase has assisted the Bank with the executive annual and long-term incentive programs, and provided the Committee guidance on, and compliance with, the TARP Restrictions.

The Role of Management.  Input from the Chief Executive Officer is considered by the Committee and the Bank Compensation Committee regarding the criteria to be used to determine base salary, bonuses and other benefits for named executive officers other than the Chief Executive Officer. Although input from the Chief Executive Officer is considered by the Committee, the Committee exercises final authority on compensation matters for all named executive officers.  The Chief Executive Officer is not present at Committee meetings during discussion and deliberations regarding his own compensation.

Compensation Components.  The key components of our 2009 executive compensation program for all named executive officers consist of a base salary, performance-based compensation plans, including our Senior Executive Incentive Plan, a performance-based cash bonus plan, a long-term equity based compensation plan, and a 401(k) Plan. We do not have any nonqualified deferred compensation or supplemental executive benefits in place for our executives.

Base Salary.  The Board of Directors believes that base salary for named executive officers should be targeted at market competitive levels.   Base salaries are reviewed annually and adjusted from time to time, based on our review of market data and assessment of Company and individual executive performance. With the exception of Ms. Riel, Senior Executive Vice President and Chief Operating Officer of the Bank, none of our named executives received base salary increases in 2009 due to market conditions.  During 2009, we reorganized our reporting structure and responsibilities of our senior management team, as a result of which Ms. Riel was promoted mid-year and her salary was increased 13.37% to reflect her increased responsibility, the new reporting structure and the fact that her base salary was below the market median as shown by the market study performed in 2008.  In 2009, the following base salary increases were provided for the named executive officers.

Name	Title	2008 Base	2009 Base	Increase
Ronald D. Paul	President and Chief Executive Officer	$350,000	$350,000	—
Martha Foulon-Tonat	EVP — Chief Lending Officer	$243,100	$243,100	—
James H. Langmead	EVP — Chief Financial Officer	$243,100	$243,100	—
Thomas D. Murphy	President — Retail Banking	$243,100	$243,100	—
Susan G. Riel	Senior EVP — Chief Operating Officer of Bank	$243,100	$275,600	13.37%

The Compensation Committee has approved base salary increases for 2010 based on the Bank’s performance for 2009. Please refer to “Executive Compensation Tables — Employment Agreements” below for additional information on current salaries.

Senior Executive Incentive Plan.  The Senior Executive Incentive Plan was established to reward our executives for achieving predefined performance goals.  In 2009, all named executive officers participated in the Senior Executive Incentive Plan.  Under the plan, an executive is eligible to earn a percentage of his or her base salary based on achievement of Company and individual performance objectives.

During 2009, participating executives could earn target incentives ranging from 10% to 35% of their base salary. As noted below in the discussion of our peer group, our performance in 2009 was strong.  Many of our financials were in the 80th - 90th percentiles of our peers.  As a result of our performance, we hit our target level for net income under the Senior Executive Incentive Plan, and at least threshold levels for a number of the specific measurement criteria.  Accordingly the Committee approved annual incentive payouts that were, except for Mr. Paul, slightly below target performance levels for the named executives as shown in the table below.  Mr. Paul earned an incentive award equal to approximately 49% of base salary, reflecting the Company meeting target goals for net income and efficiency ratio, as adjusted, and his significantly exceeding his personal performance goals, resulting in a maximum award for that metric, which constituted 35% of his incentive payment potential.

Name	Title	2009 Annual Incentive Target Award	Maximum Annual Award	Actual 2009 Payout
Ronald D. Paul	President and Chief Executive Officer	35%	70%	49.6%
Martha Foulon-Tonat	EVP — Chief Lending Officer	25%	40%	19.4%
James H. Langmead	EVP — Chief Financial Officer	10%	15%	8.7%
Thomas D. Murphy	President — Retail Banking	20%	30%	14.0%
Susan G. Riel	Senior EVP — Chief Operating Officer of the Bank	20%	40%	17.2%

In order for the named executive to receive any portion of the potential aggregate incentive payout, the Company must maintain satisfactory regulatory ratings and reviews.  Additionally, no amounts are payable if the Company does not achieve at least 80% of the consolidated net income goal.  Then, component portions of the aggregate potential payment may be earned, based upon the degree of achievement of designated performance targets for the other metrics described below.  The measures to which each named executive’s award is subject may vary depending on the executive’s area of responsibility. Each component portion of the potential incentive payment is subject to payment only if the threshold is met or exceeded in total, with no provision for partial or graduated payments for below threshold performance levels. We pay, however, on a pro rata basis for actual performance results that fall between threshold, target and maximum levels. The actual amount which an individual named executive officer may receive may therefore be equal to or below the amount or percentage indicated in the table above.

For 2009, we expanded the number of performance metrics used to gauge Company performance, and to which a portion of each named executive’s compensation under the Senior Executive Officer Plan is tied.  The following table indicates the relative weight of Company—wide and personal performance goals for each named executive officer.

Weighting of Performance Criteria by Officer

Name	Company-Wide Performance	Personal Performance or Compensation Committee Discretion
Ronald D. Paul	65%	35%
Martha Foulon-Tonat	80%	20%
James H. Langmead	80%	20%
Thomas D. Murphy	80%	20%
Susan G. Riel	80%	20%

The table below reflects the percentage weighting of each metric applicable to each of the named executives. For example, 50% of Mr. Paul’s target incentive payment of 35% of base salary is contingent on meeting the designated net operating income target.  If the target is met, but not exceeded by an amount sufficient to reach the maximum payout, he would receive 17.5% of salary in respect of that component.  The target level of the same factor may be different for different named executives.  Other performance metrics, not described below, are applicable to senior executives who are not named executive officers.

The Board of Directors reserves the right to grant a discretionary bonus in addition to the performance related incentive payment, or to award all or a portion of the aggregate potential incentive payment where the targets are not met, based upon extenuating factors.  The Committee reserves the right to adjust the actual results for any metric to reflect extraordinary, unbudgeted or nonrecurring items or expenses which inappropriately affect, positively or negatively, a participant’s incentive payment opportunity.  During 2009, the Committee adjusted net income and efficiency ratio targets for extraordinary expenses and losses in inactive subsidiaries.  In 2009, we achieved at least 80% of the net income target and achieved at least threshold performance in 13 of the 15 Company wide metrics listed below, therefore amounts paid to named executive officers pursuant to the Senior Executive Incentive Plan for 2009 performance ranged from approximately 8% to 49% of base salary.

2009 Senior Executive Incentive Bonus Plan Metrics and Weighting

	Chief Executive Officer	Chief Lending Officer	Chief Financial Officer	President – Retail Banking	Chief Operating Officer
Net operating income/Earnings per share	50%	12%	16%	12%	12%
Efficiency ratio	15%	—	16%	—	16%
Net interest margin	—	—	12%	—	—
Total loan growth	—	16%	—	—	—
Quarterly average of non-performing assets	—	16%	—	—	—
Demand deposit/Total deposits	—	—	—	16%	—
Money market deposits/Total deposits	—	—	—	16%	—
Lender generated core deposit growth	—	12%	—	—	—
Average rate on interest bearing deposits	—	—	12%	8%	—
Average interest rate on investments	—	—	8%	—	—
Average interest rate on loans	—	12%	—	—	—
Percentage growth in non-interest loan income - 2009 over 2008	—	12%	—	—	—
Percentage growth in service charge income - 2009 over 2008	—	—	—	16%	16%
Maximum % increase in salary/benefit expense- 2009 over 2008	—	—	—	8%	20%
Maximum % increase in other expenses- 2009 over 2008	—	—	16%	4%	16%
Personal performance/Discretionary	35%	20%	20%	20%	20%

The target level for the efficiency ratio was 62.77%; for net interest margin was 3.62%; and for interest on investments was 4.55%. The target level for growth in non-interest loan income was 25.61%; and for non-interest service charge income was 57.64%.  The target levels for loan related, deposit growth related and expense related metrics are not disclosed in order to prevent competitive harm to the Company.  Target levels for all metrics are based upon the Company’s budget goals, which are established by determining the expected financial position and results of operations of the Company at the end of the budget year, in light of the available resources of the Company, market conditions, anticipated interest rates, competitive factors and other anticipated economic and financial conditions, and adjusting the budgeted results of operation, deposit and loan totals and performance ratios to reflect improvement.  The Committee and Board of Directors considers these goals aggressive in regards to expected performance and industry standards, particularly in light of the difficult economic climate during 2009. The establishment of budget goals and performance targets for compensation plan purposes in one year, and the changes in such goals and targets from year to year, is not intended to provide any guidance or indication as to operating performance or results in any future period, and readers should not extrapolate past goals to predict future performance goals or targets.

The incentives earned under the Senior Executive Incentive Plan for 2009 performance were paid in long-term restricted stock compliant with the TARP Restrictions.  At a minimum, compliant “long-term restricted stock” must have a minimum period of two years from grant during which it remains forfeitable if the recipient is no longer performing substantial services, other than as a result of death or disability, and may not become transferable prior to repayment of TARP assistance in full, or in increments of 25% of the original amount of TARP assistance.  The value of permitted bonus awards of long-term restricted stock may not exceed one-third of an employee’s total compensation for the year.

Equity Compensation.  We believe that our long-term interests are best advanced by aligning the interests of our executive officers with the interests of our shareholders. Accordingly, subject to compliance with the provisions of the TARP Restrictions which limit our ability to grant options and other incentive awards, we may award stock options, stock appreciation rights (“SARS”) and restricted stock to our executive officers pursuant to our 2006 Stock Plan, which was adopted by our shareholders in 2006.

2009 Equity Grants.  In 2009, the Committee awarded stock options to the named executives which took into consideration the Company’s 2008 performance.  In addition, the Board approved an additional one time equity award in the form of incentive stock options to named executives to reward them for their role in the acquisition of Fidelity, which took place in 2008. The options awarded were based on the overall performance of the individual executive and the role the individual executive played in the acquisition, the time devoted to the acquisition, and the day to day responsibilities the executive had during this period in addition to the acquisition. The total economic value of these one-time awards to the named executives ranged from $10,000 to $100,000 based on each executive’s involvement and time commitment to merger related issues. Prior to 2010, Mr. Paul had declined any increase in his base salary since 2006, but had received stock options and/or restricted stock in order to tie his potential compensation to increases in shareholder value as reflected in the stock price.  In 2009 he received an award of restricted stock and stock options. These awards have a five year ratable vesting schedule. These awards were made prior to final TARP Restrictions were released by the Treasury on June 15, 2009.

The table below shows the equity awards granted to named executives in 2009 based on 2008 performance.

Equity Grants in 2009	Stock Options	Restricted Stock
Ronald D. Paul	51,737	30,763
Martha Foulon-Tonat	21,200	—
James H. Langmead	20,200	—
Thomas D. Murphy	9,400	—
Susan G. Riel	32,000	—
All executive officers as group (7 persons)	180,337	30,763

2010 Equity Grants.  During the period while we have assistance under the CPP outstanding, equity awards must be made in the form of long-term restricted stock for those named executives that are one of the five highest compensated employees.  Based on 2009 performance, the Committee approved discretionary awards of long-term restricted stock for the named executive officers in January 2010.  The fair value of these grants ranged from 15% to 20% of the named executive’s base salary, other than for Mr. Paul, who received only a minimal grant of approximately 1% of total compensation, in order to comply with the TARP Restrictions.  The shares of long-term restricted stock granted in 2010 which reflect amounts earned under the Senior Executive Incentive Plan are not vested or transferable prior to the redemption in full of the Company’s CPP preferred stock, or a minimum period of two years from grant, whichever is later. The portion reflecting the value of discretionary cash bonuses and/or option grants vest over five years, 60% on the second anniversary of the date of grant, and 20% on the third and fourth anniversaries, provided that no amount shall vest prior to the redemption in full of the Company’s CPP preferred stock.

Timing and Pricing of Equity Awards.  Equity compensation awards for named executive officers and employees are generally approved in January or early February of each year.   Awards may be made periodically for new hires during the year.  Awards are based on a number of criteria including the Bank’s performance, the relative rank of the employee within the Company and his or her specific contributions to the success of the Company.

The grant date is established when the Committee approves the grant and all key terms have been established and communicated to award recipients.  We set the exercise price for our stock options as the average of the high and low stock price on the grant date. Our equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation.

Peer Groups & Benchmarking.  In the fourth quarter of 2009, Blanchard Chase was engaged to provide an updated market analysis on executive compensation level.  Blanchard Chase utilized 2009 proxy data for a peer group of 17 publicly traded banks, the selection of which was based upon similarities in asset size, markets and region.  We use this as our primary peer group for compensation comparisons.  Proxies filed in 2009 reflected compensation earned in 2008. The study used a 4% annual aging factor.  The Committee also reviews data from a smaller peer group of six banks in close geographic proximity to the Company.  The Committee believes it is prudent to look at this subgroup as an additional market reference as it is these competitors from which we could potentially draw or lose talent.

Peer Groups.  The 2009 proxy peer group is listed below.  Financial data reflects information at and for the year ended December 31, 2009, and is from SNL Financial and Company filings. As summarized below, the Company’s financial performance in 2009 was very strong relative to our peers.

Company Name	City	State	Total Assets 2009 ($000)	Asset Growth 3 Yr (%)	ROAA 2009 (%)	ROAE 2009 (%)	Net Interest Margin 2009 (%)	Efficiency Ratio 2009 (%)	NPAs/ Assets 2009 (%)	Total Return 2009 (%)
United Bankshares, Inc.*	Charleston	WV	7,805,101	16.19	0.85	8.81	3.55	50.24	1.18	82.92
Sandy Spring Bancorp, Inc.*	Olney	MD	3,630,478	39.07	-0.42	-3.82	3.29	63.70	3.36	44.13
TowneBank	Portsmouth	VA	3,606,451	64.33	0.78	6.11	3.29	67.10	1.24	3.97
First Bancorp	Troy	NC	3,545,356	65.93	1.95	19.24	3.81	57.83	7.24	56.02
Hampton Roads Bankshares, Inc.	Norfolk	VA	3,085,711	547.85	0.94	7.63	3.89	61.84	10.77	-72.28
StellarOne Corporation	Charlottesville	VA	3,033,101	86.54	-0.28	-1.99	3.39	73.72	2.87	23.85
Virginia Commerce Bancorp, Inc.*	Arlington	VA	2,725,297	39.82	-1.22	-13.89	3.43	56.33	5.92	116.50
Metro Bancorp, Inc.	Harrisburg	PA	2,147,759	15.07	-0.09	-1.34	3.96	85.49	2.12	-20.94
FNB United Corp.	Asheboro	NC	2,101,296	15.74	-5.20	-59.02	3.60	74.79	14.09	-38.34
Cardinal Financial Corporation*	McLean	VA	1,976,185	20.61	0.57	5.53	2.94	69.68	0.29	73.08
NewBridge Bancorp	Greensboro	NC	1,946,526	97.07	-0.74	-8.87	3.18	85.33	4.22	170.37
First United Corporation*	Oakland	MD	1,743,736	29.23	-0.67	-11.01	3.56	62.92	5.06	-41.43
Capital Bank Corporation	Raleigh	NC	1,734,668	21.95	-0.40	-4.62	3.14	79.21	4.59	-20.80
First Mariner Bancorp*	Baltimore	MD	1,384,552	9.60	-1.69	-53.81	2.43	104.26	4.71	80.00
Commonwealth Bankshares, Inc.	Norfolk	VA	1,276,503	78.48	-2.26	-25.71	3.30	62.00	10.70	-26.57
Shore Bancshares, Inc.	Easton	MD	1,156,516	22.30	0.65	5.39	3.90	64.43	1.78	-17.46
Republic First Bancorp, Inc.	Philadelphia	PA	1,008,642	-0.02	-1.22	1.00	3.13	106.92	3.93	-49.84
Average			2,180,621	68.22	-0.64	-8.96	3.36	72.70	5.30	18.32
25th Percentile			1,384,552	15.74	-1.22	-13.13	3.14	79.21	7.19	-26.57
50th Percentile			1,976,185	29.23	-0.42	-3.82	3.30	67.10	4.59	3.97
75th Percentile			3,033,101	65.93	0.57	5.39	3.60	62.00	2.87	56.02
Eagle Bancorp, Inc.	Bethesda	MD	1,805,504	133.43	0.65	6.60	3.85	64.01	1.50	82.09
Percent Rank				94%	81%	89%	84%	66%	91%	91%

* Comprises supplemental peer group.

Market Comparison.  The 2009 executive compensation review was requested by the Committee to assist in discussions regarding year end compensation decisions including base salary increases for 2010, and both annual and long term incentive payouts for 2009 performance.  The market study revealed that Mr. Paul’s base salary was 13% below the market median, which is consistent with the previous year’s study.  Ms. Riel’s and Ms. Foulon-Tonat’s base salaries were just under the market median, while the rest of the named executive officers had base salaries near the 75th percentile. Cash compensation for 2009 was also below the market median for Mr. Paul by 21% and near the market median for Ms. Riel.  The rest of the executive team’s cash compensation in 2009 ranged between the 60th - 95th market percentiles. Equity grants in 2009 for each of the named executives were market competitive and improved market positioning.  The Company does not provide significant executive benefits or perquisites, thus total compensation levels for the named executives were reasonable and not deemed to be excessive.

Based on this study and our performance in 2009, we made the following compensation decisions for 2010.

•                  The Committee agreed to increase named executive’s base salaries for 2010 based on their individual performance and their market standing in the recent compensation study.  Our aim is to continue with an overall compensation philosophy that targets base salaries at the market median and to establish competitive variable compensation through our performance incentive plans.  However, while we are subject to the TARP Restrictions, we have less flexibility and expect to be required to place greater emphasis on base salary and less on incentive compensation in order to maintain our goal of competitive overall compensation levels. With respect to Mr. Paul, his base salary increase reflected a three year absence of salary increases, and a base salary which significantly lagged his market peers.

•                  We are continuing to use the Senior Executive Incentive Plan as a measure of incentive compensation, and established performance goals for 2010 using the metrics utilized for 2009, with some modification of percentage weighting, based on each named executive’s areas of responsibility.  The intent of these modifications is to place greater emphasis on asset quality, fee income and expense control.  We expect we will pay our incentive compensation awards for our most highly compensated employees and our named executives in long-term restricted stock compliant with the TARP Restrictions.

401(k) Plan.  Our 401(k) Plan allows all officers and employees of the Company working 1,000 hours or more in a calendar year to defer a portion of their compensation, and provides a match of up to 3% of their base salaries, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match.  Effective February 2009, we reduced our match to 1.25%, but reinstated the 3% match in January 2010.

Additional Employee Benefit Plans.  The Bank also provides additional benefit programs to employees including health and dental insurance, life and long term and short term disability insurance.

Employment and Severance Arrangements.  Each of our named executive officers has an employment agreement which contains provisions for payments upon a change in control of the Company, and provides for noncompetition and nonsolicitation provisions benefiting the Company under certain circumstances.  These agreements are described in detail under the caption “Employment Agreements.”  The Committee believes that the agreements provide continuity of executive management, employment security which is conducive to maximum employee effort and valuable protections for the Company and its executive officers.  All termination and change in control payments are subject to elimination in accordance with the TARP Restrictions.

Inter-Relationship of Elements of Total Compensation.  The various elements of the compensation package are not interrelated. For example, if it does not appear as though the target bonus will be achieved, the size of equity compensation awards will not be affected. While the potential size of an element of compensation may be expressed as a percentage of base or total compensation, there is no significant interplay of the various elements of total compensation between each other. If awards that are granted in one year become less valuable, or less likely of vesting, the amount of the bonus or base compensation to be paid the executive officer for the next year is not impacted. Similarly, if equity awards become extremely valuable, the amount of base compensation or bonus to be awarded for the next year is not affected. While the Board has discretion to make exceptions to any base compensation or bonus payouts under existing plans, it has not approved any exceptions to the plans with regard to any executive officers.

Equity Ownership Guidelines.  We have no equity or security ownership requirements or guidelines for executive officers, however, all of the executive officers own common stock or options to purchase common stock pursuant to our equity compensation plans.

Risk Analysis of Incentive Compensation Programs

In setting compensation, the Compensation Committees of the Company and Bank also consider the risks to the Company’s shareholders and the achievement of our goals that may be inherent in our compensation programs. Although a significant portion of some employees’ compensation is performance-based and “at-risk,” we believe our compensation program is appropriately structured and does not pose a material risk to the Company. The Compensation Committees of the Company and the Bank met with our senior risk officer to identify and discuss any risks associated with named executive officer compensation plans and other employee incentive compensation plans. The report below outlines our process and the steps taken to mitigate any risks that were uncovered in our discussions.

Executive Compensation Plan Risk Assessment. Our senior risk officer has reviewed all incentive programs, including the Senior Executive Incentive Plan and the 2006 Stock Plan, and named executive employment agreements with the Committees, and concluded that none of them considered individually or as a group, presented any material threat to our capital or earnings, encouraged taking undue or excessive risks, or encouraged manipulation of financial data in order to increase the size of an award.  These conclusions were based on the following:

•                  The Senior Executive Incentive Plan is a formal performance-based plan in which the Committee is deeply involved.  The Committee establishes Company-wide goals early in the performance year and communicates these performance goals to the full Board for their review and approval.  We use a balance of Company-wide goals and individual or departmental goals and customize the goals each year based on each executive’s functional responsibility. The Committee is active in setting and approving the bank-wide goals each year. The Chief Executive Officer provides input on weighting of departmental or individual goals for his direct reports. Once these are presented to the Committee, the Committee will discuss and approve, or revise the goals for the other named executives.

•                  When setting actual goals, we consider not only our annual budget, but our strategic initiatives and peer performance, which we believe mitigates risk and keeps executives focused on the long-term success of the Company. The Committee reviews these performance evaluations each year, not only to determine final award payouts, but to discuss developmental opportunities for our named executives.  In addition, for any payout to occur, we must have satisfactory regulatory ratings and reviews.

•                  We believe that target and maximum awards are reasonable and competitive based on market research that was provided by our compensation consultant. We also pay out on a pro-rata basis for actual performance results that fall in between threshold, target and maximum levels. We believe this reduces the likelihood of an executive misstating numbers to reach the next award level or withholding information to count towards the next performance year.

•                  With the adoption of a “clawback” policy in early 2009 under the Senior Executive Incentive Plan, which allows us to recover all or part of a cash or stock incentive award in certain cases of inaccurate financial statement information that resulted in a restatement of our financial statements, or on a fraudulent, willful or grossly negligent misrepresentation, such activities would not be rewarded.

•                  The individual named executive officer employment agreements, which had previously been reviewed by the Compensation Committees, and which have not been materially modified, provide for the payment to the each named executive officer of base salaries, certain insurance benefits, car allowances, and eligibility for participation in our incentive plans, equity compensation plans and other compensation programs we may adopt, as well as certain benefits and payments upon termination or a change in control.  None of the agreements provides for any specific mandatory variable or incentive pay, or any other conditional compensation.  As such, the Committee believes that none of such agreements present any material threat to our capital or earnings, encourage taking undue or excessive risks, or encourage manipulation of financial data in order to increase the size of an award.

Non Executive Compensation Plan Risk Assessment. Our senior risk officer reviewed incentive programs in which employees who are not executive officers participate, with the Compensation Committees.  It was concluded that none of these programs presented any material threat to our capital or earnings, encouraged taking undue or excessive risks, or encouraged manipulation of financial data in order to increase the size of an award. The following incentive compensation plans were reviewed:

•                  Three producer incentive plans were reviewed; the Retail Banking, C&I Lending and Commercial Real Estate Lending (“CRE”).  Under these plans, certain employees are compensated with cash incentives calculated as a specific percentage of salary or of qualifying loans, deposits and other business they produce. A portion of the potential compensation under these plans is tied to individual and/or team performance and paid on an annual basis.  There are also components, such as the collection of loan fees and the expansion of existing, or the establishing of new, customer deposit accounts, that are paid quarterly. We believe intrinsic features of these plans protect us against unnecessary risk taking, including: (i) the plan modifier that reduces or eliminates incentive payouts when asset quality measures decline or fall below minimum acceptable levels; (ii) having the individual production payout paid on an annual basis, which allows us to modify incentive payouts at the end of the year in light of asset quality issues or other adverse developments; (iii) a cap (30 to 35%) on the annual individual producer portion of the plans, which is reasonable relative to market.

•                  Consumer Lending and Bank to Business (B2B) Management Incentive Plan.  This plan rewards the management of these departments providing they meet established departmental production goals. Department managers can earn 10% to 30% of their salary based on goal achievement, to be paid on an annual basis.  We believe this range of opportunity is reasonable and there are sufficient checks and balances within these separate departments regarding underwriting these loans, either credit scored or adhering to established loan policy guidelines, restricting the ability of individual lenders to take unnecessary or excessive risks.

Clawback provisions were added to all incentive compensation plans.  All of our incentive plans call for the employee to be in good standing with no adverse written performance documentation.  Once an employee receives adverse written documentation for performance, they are ineligible to receive incentive payments for a minimum of 90 days.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Disclosure and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2009.

The Compensation Committee certifies that: (1) it has reviewed with the senior risk officer the named executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage named executive officers to take unnecessary and excessive risks that threaten the value of the Company; (2) it has reviewed with the senior risk officer the Company’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and (3) it has reviewed the Company’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Members of the Compensation Committee

Philip N. Margolius, Chairman	Robert P. Pincus
Leslie M. Alperstein, Ph.D.	Norman R. Pozez
Dudley C. Dworken	Donald R. Rogers
Harvey M. Goodman	Leland M. Weinstein

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth a comprehensive overview of the compensation for Mr. Paul, the President of the Company, Mr. Langmead, the Chief Financial Officer of the Company, and the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)		Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Ronald D. Paul, President and Chief Executive Officer of the Company; Chief Executive Officer of the Bank	2009	$350,000	$1,573	(3)	$195,037	$95,041	$173,425	(3)	$26,596	(4)	$841,672
	2008	$350,000	$74,115		$—	$130,542	$—		$—		$554,657
	2007	$350,000	$—		$—	$—	$—		$—		$350,000

James H. Langmead, Executive Vice President, Chief Financial Officer of the Company and Bank	2009	$243,100	$36,463	(3)	$—	$40,905	$21,249	(3)	$17,116	(5)	$358,833
	2008	$243,100	$—		$—	$16,682	$44,118		$20,465	(6)	$324,365
	2007	$231,525	$20,000		$3,944	$11,577	$—		$19,697	(7)	$286,743

Martha Foulon-Tonat, Executive Vice President — Chief Lending Officer of the Bank	2009	$243,100	$36,463	(3)	$—	$42,930	$47,093	(3)	$13,402	(8)	$383,088
	2008	$243,100	$—		$—	$15,103	$39,334		$16,898	(9)	$314,374
	2007	$231,525	$12,500		$3,944	$11,577	$—		$16,653	(10)	$276,198

Thomas D. Murphy, Executive Vice President of the Company; President — Retail Banking	2009	$243,100	$36,463	(3)	$—	$19,035	$34,155	(3)	$18,048	(11)	$350,801
	2008	$243,100	$—		$—	$13,345	$33,597		$21,447	(12)	$311,489
	2007	$231,525	$12,500		$3,944	$11,577	$—		$21,479	(13)	$281,025

Susan G. Riel, Senior Executive Vice President — Chief Operating Officer of the Bank	2009	$275,600	$55,724	(3)	$—	$64,800	$47,486	(3)	$16,954	(14)	$460,564
	2008	$243,100	$—		$—	$16,682	$46,423		$20,350	(15)	$326,555
	2007	$231,525	$27,500		$3,944	$11,577	$—		$20,367	(16)	$294,912

(1)                    Reflects amounts earned pursuant to the discretionary awards under Company’s Senior Executive Incentive Plan, except for Mr. Paul in respect of 2008. Amounts shown are earned and accrue in the year indicated and are paid in the following year.

(2)                    Represents the grant date fair value of awards of restricted stock or performance based restricted stock (in the case of Stock Awards) and options and SARs (in the case of Option Awards) granted during 2009.  Please refer to note 13 to the Company’s Consolidated Financial Statements for the year ended December 31, 2009 for a discussion of the assumptions used in calculating the grant date fair value.

(3)                    In accordance with the requirements of the TARP Restrictions, the amounts shown were paid in the form of “long-term restricted stock” based upon the fair value of the common stock on the date of grant, $10.35.

(4)                    Includes $18,000 car allowance, $5,000 insurance premium  and $3,596 401(k) matching contribution.

(5)                    Includes $9,000 car allowance, $4,584 insurance premium and $3,532 401(k) matching contribution.

(6)                    Includes $9,000 car allowance, $4,172 insurance premium and $7,293 401(k) matching contribution.

(7)                    Includes $9,000 car allowance, $3,799 insurance premium and $6,898 401(k) matching contribution.

(8)                    Includes $9,000 car allowance, $970 insurance premium and $3,532 401(k) matching contribution.

(9)                    Includes $9,000 car allowance, $909 insurance premium and $6,928 401(k) matching contribution.

(10)              Includes $9,000 car allowance, $909 insurance premium and $6,744 401(k) matching contribution.

(11)              Includes $9,000 car allowance, $5,534 insurance premium and $3,514 401(k) matching contribution.

(12)              Includes $9,000 car allowance, $5,534 insurance premium and $6,913 401(k) matching contribution.

(13)              Includes $9,000 car allowance, $5,534 insurance premium and $6,945 401(k) matching contribution.

(14)              Includes $9,000 car allowance, $4,422 insurance premium and $3,532 401(k) matching contribution.

(15)              Includes $9,000 car allowance, $4,422 insurance premium and $6,928 401(k) matching contribution.

(16)              Includes $9,000 car allowance, $4,422 insurance premium and $6,945 401(k) matching contribution.

The Company does not maintain (i) any defined benefit retirement plans, or (ii) any nonqualified deferred compensation programs or arrangements.

Employment Agreements. The Company and Mr. Paul are parties to an employment agreement governing his service and compensation as President and Chief Executive Officer of the Company. The current term of Mr. Paul’s employment agreement expires on December 31, 2012. On each December 31, the term of the agreement automatically extends for one additional year, unless Mr. Paul has given notice of his intention not to renew the term. Under his agreement, Mr. Paul is entitled to receive a current annual base salary of $542,000, subject to periodic increase. While this reflects significant increase over Mr. Paul’s prior salary of $350,000, Mr. Paul had not had a salary increase since mid-2006, and the size of the increase reflects the significant increase in the size of the Company’s operations, his increased responsibilities and efforts, and the fact that his compensation was significantly below that of chief executives of companies in the Company’s peer group.  In January 2009, Mr. Paul was granted incentive options to purchase 51,737 shares of common stock, and 30,763 shares of restricted stock. Mr. Paul may receive additional grants of options or restricted stock, and may also receive a bonus in the discretion of the Board of Directors, subject to the limitations on bonuses and incentive payments under the TARP Restrictions during any period when the Company has any securities issued under the CPP held by the Treasury or another agency of the Federal government. The compensation under Mr. Paul’s employment agreement is in lieu of all other cash fees for service on the Boards of Directors or any committees of the Company and the Bank.  In the event of termination of Mr. Paul’s employment for any reason other than for cause (as defined), Mr. Paul (or his estate), is entitled to receive an amount in cash equal to 2.99 times his then current base salary, subject to certain limitations in the event that his termination occurs in connection with a change in control (as defined) of the Company or the Bank, and subject to the provisions of the TARP Restrictions prohibiting “golden parachutes.”  In addition, subject to the effect of such provisions, all of Mr. Paul’s options will immediately vest upon any termination.

If Mr. Paul were entitled to receive the termination benefits as of December 31, 2009, he would receive approximately $1,050,000, or approximately $718,761 if the termination were in connection with a change in control. Additionally, in the event of any termination, all of the unvested options and restricted stock held by Mr. Paul will accelerate and become immediately exercisable.  At December 31, 2009, the inherent value of Mr. Paul’s unvested options and restricted stock was $535,763.

Each of the four other named executive officers has an employment agreement with the Bank. Each of the agreements expires August 31, 2011. The table below sets forth the base salary as of December 31, 2009, amount of Bank paid life insurance (at standard rates), and annual car allowance to which the named executive officers are entitled.  The other named executive officers have current base salaries as follows: Ms. Foulon-Tonat - $255,000; Mr. Langmead - $250,000; Mr. Murphy - $255,000; Ms. Riel - $305,000.  Each of these officers is also entitled to participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all officers and employees of the Bank or the Company.  Under each agreement if the officer’s employment is terminated without cause for reasons other than death, disability or in connection with a change of control (as defined), he/she would be entitled to receive continued payment of base salary through the end of the term of his/her agreement, subject to his/her compliance with the noncompete and nondisturbance provisions of the agreement. These payments, and the change in control payment payments discussed below, are potentially subject to limitation or elimination in accordance with the TARP Restrictions. Each agreement: (i) limits the executive’s severance compensation in connection with an involuntary termination or in connection with any bankruptcy, liquidation or receivership of the Company to the amount permitted under Section 280G of the Internal Revenue Code; and (ii) provides for the recovery by the Company of payments based on financial statements or other criteria that are later proven to be materially inaccurate. Each of these requirements applies during the period that the Treasury owns any securities acquired under the CPP.

The noncompete and nondisturbance provisions of the agreements (the “Noncompete Provisions”) provide that: (i) for 180 days after termination, or until the end of the original term of the agreement, whichever is earlier, the officer will not in any capacity render any services to a bank or savings and loan or a holding company of a bank or savings and loan, or to any person or entity that is attempting to form a bank, with respect to any office, branch or other facility that is (or is proposed to be) located within a thirty-five (35) mile radius of the location of the Company’s headquarters; and (ii) for twelve (12) months after the last date of employment, the officer will not, directly or indirectly, induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company or any of its parent, subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with the Company and/or any such parent, subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship, or otherwise solicit any customer or employee of the Company.  The amount to which each of the named executive officers would be entitled to if he/she were terminated, other than for cause or in connection with a change in control, as of December 31, 2009 is set forth in the fifth column of the table below.

In the event of termination of the other named executive officer’s respective employment, or reduction in his/her compensation or position or responsibilities within 120 days before or after a change in control, or the voluntary termination of employment within the 30 day period following 120 days after a change in control, each of the other named executive officers would be entitled to receive a lump sum payment equal to 2.99 times his/her base salary, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as a “parachute payment,” and all unvested stock options, SARs and restricted stock awards would immediately vest and become exercisable. The amount of the cash payment which each of the other named executive officers would be entitled to receive if the change in control termination benefits were paid as of December 31, 2009 (without adjustment for other amounts which might be payable as a result of the change in control) is set forth in column 6 of the table below, the value of the accelerated equity awards is set forth in column 7 of the table below, and the sum of these two amounts is set forth in column 8.

Column Number	1	2	3	4	5	6	7	8
Name and Title		Base Salary	Car Allowance	Bank Paid Life Insurance (at standard rates)(1)	Payment Following Termination Without Cause(2)	Cash Payment Upon Termination in Connection with a Change in Control(2)	Value of Equity Awards Accelerated Upon a Change in Control(3)	Sum of Amounts Payable Upon a Change in Control (Sum of Columns 6 and 7)
Martha Foulon-Tonat, Executive Vice President — Chief Lending Officer of the Bank		$243,101	$9,000	$750,000	$405,166	$682,252	$119,448	$801,700

James H. Langmead, Executive Vice President, Chief Financial Officer of the Company and Bank		$243,101	$9,000	$750,000	$405,166	$728,696	$115,318	$844,014

Thomas D. Murphy, Executive Vice President of the Company; President — Retail Banking		$243,101	$9,000	$750,000	$405,166	$722,062	$70,714	$792,776

Susan G. Riel, Senior Executive Vice President — Chief Operating Officer of the Bank		$275,600	$9,000	$750,000	$459,000	$707,365	$164,052	$871,417

(1)          The cost of this benefit is reflected under “All Other Compensation” in the Summary Compensation Table, and the amount paid in respect of each officer is reflected in the footnotes to that table.

(2)          Subject to limitation or elimination as a result of Treasury regulations under the CPP.

(3)          Reflects the excess of the last trade price for the Company’s common stock on December 31, 2009 over the exercise or strike price of unvested options and SARs, plus the last trade price of unvested shares of restricted stock (assuming vesting of the maximum number of shares subject to the award). Out of the money options and SARs have been excluded from the calculation.

Grants of Plan-Based Awards

The following table presents information regarding awards made during 2009 to named executive officers under the Company’s 2006 Stock Plan and Senior Executive Incentive Plan.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Target	or Units	Options	Awards	Awards
Ronald D. Paul	1/8/2009	$122,500	30,763	51,737	$6.34	$273,731
James H. Langmead	1/8/2009	$24,310	—	20,200	$6.34	$40,905
Martha Foulon-Tonat	1/8/2009	$60,775	—	21,200	$6.34	$42,920
Thomas D. Murphy	1/8/2009	$60,775	—	9,400	$6.34	$19,035
Susan G. Riel	1/8/2009	$55,120	—	32,000	$6.34	$64,800

Under the 2006 Stock Plan, the Company can make awards of stock options, stock appreciation rights (“SARs”) and restricted stock to employees of the Company and Bank, including all of the named executive officers. The payouts under non-equity incentive plan awards reflected in the table represent the maximum amount of formula payment which the named executive officer could have earned with respect to 2009 performance under the Senior Executive Incentive Plan if each of the performance targets established by the Board of Directors in its capacity as compensation committee were achieved.  The aggregate amount which could be earned, at the target level, represented, in 2009, 10% - 35% of salary. A portion of the aggregate amount is subject to the achievement of designated Company or divisional performance targets.  Each such portion is subject to payment only if the target is met or exceeded in total, with no provision for partial or graduated payments.  The targets were established with the expectation that the goals were stretch goals, representing performance standards in excess of expected results. Through 2008, Mr. Paul did not participate in the Senior Executive Incentive Plan.  The amounts paid pursuant to the Senior Executive Incentive Plan in respect of 2009 are reflected in the Summary Compensation Table above, and represented from 8.7% to 49.6% of base salary for the named officers.  In accordance with the TARP Restrictions, the amounts shown were paid in the form of “long-term restricted stock” based upon the fair value of the common stock on the date of grant, $10.35.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award by award basis, information concerning all awards of stock options, SARs and restricted stock held by named executive officers at December 31, 2009.  All options and SARs were granted with an exercise or base price of 100% of market value as determined in accordance with the applicable plan. The number of shares subject to each award and the exercise or base price have been adjusted to reflect all stock dividends, and stock splits effected after the date of such award, but have not otherwise been modified.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Ronald D. Paul	2,031	(2)	—		$3.0740	3/30/2010
	2,031	(2)	—		$3.0740	6/29/2010
	2,031	(2)	—		$2.9780	9/29/2010
	2,031	(2)	—		$3.2200	12/30/2010
	1,911	(2)	—		$3.2660	3/30/2011
	1,054	(2)	—		$5.9170	6/29/2011
	1,007	(2)	—		$6.1860	9/29/2011
	1,144	(2)	—		$5.4600	12/30/2011
	617	(2)	—		$6.4550	1/30/2012
	617	(2)	—		$7.0740	2/27/2012
	620	(2)	—		$8.4720	3/30/2012
	617	(2)	—		$8.2030	4/29/2012
	617	(2)	—		$8.3380	5/30/2012
	620	(2)	—		$7.8270	6/29/2012
	617	(2)	—		$6.0520	7/30/2012
	617	(2)	—		$6.7560	8/30/2012
	620	(2)	—		$6.4550	9/29/2012
	617	(2)	—		$6.6430	10/30/2012
	617	(2)	—		$6.7560	11/29/2012
	620	(2)	—		$7.3480	12/30/2012

	2,382	(3)	1,193	(3)	$11.8680	1/15/2013
	617	(2)	—		$7.5310	1/30/2013
	617	(2)	—		$7.9720	2/27/2013
	620	(2)	—		$7.3960	3/30/2013
	617	(2)	—		$7.3800	4/29/2013
	617	(2)	—		$7.3960	5/31/2013
	620	(2)	—		$8.0690	6/29/2013
	617	(2)	—		$7.3590	7/30/2013

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
	617	(2)	—		$7.7460	8/30/2013
	620	(2)	—		$8.1760	9/29/2013
	617	(2)	—		$9.3380	10/30/2013
	617	(2)	—		$9.2520	11/29/2013
	44,616	(4)	—		$9.5050	12/30/2013
	4,207	(2)	—		$9.5050	12/30/2013
	4,207	(2)	—		$9.5050	12/30/2013
	620	(2)	—		$9.5050	12/30/2013
	12,688	(5)	20,312	(5)	$17.0140	10/17/2016
	—		27,500	(6)	$11.8680	1/15/2018
	—		51,737	(7)	$6.3400	1/07/2019
							30,763	(8)	$322,088

Martha Foulon-Tonat	—		4,468	(9)	$15.2050	2/28/2010
	6,506	(10)	—		$3.1700	7/06/2010
	9,109	(10)	—		$5.5710	5/15/2011
	4,647	(10)	—		$5.4060	12/04/2011
	5,111	(10)	—		$7.4450	5/18/2013
	9,295	(10)	—		$9.9350	1/11/2014
	9,295	(10)	—		$10.8980	1/13/2015
	3,299	(11)	1,651	(11)	$11.8680	1/15/2018
	—		21,200	(11)	$6.3400	1/08/2019
										762	(12)	$7,978

James H. Langmead	9,295	(10)	—		$11.0650	1/03/2015
	—		4,468	(9)	$15.2050	2/28/2010
	3,666	(11)	1,834	(11)	$11.8680	1/15/2018
	—		20,200	(11)	$6.3400	1/08/2019
										762	(12)	$7,978

Thomas D. Murphy	—		4,468	(9)	$15.2050	2/28/2010
	15,615	(10)	—		$5.5710	5/15/2011
	6,506	(10)	—		$5.4060	12/1/2011
	5,111	(10)	—		$7.4450	5/18/2013
	9,295	(10)	—		$9.4140	1/03/2014

	9,295	(10)	—		$10.8980	1/13/2015
	2,933	(11)	1,467	(11)	$11.8680	1/15/2018
	—		9,400	(11)	$6.3400	1/08/2019
										762	(12)	$7,978

Susan G. Riel	—		4,468	(9)	$15.2050	2/28/2010
	6,506	(10)	—		$3.1700	7/06/2010
	9,109	(10)	—		$5.5710	5/15/2011

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
	4,647	(10)	—		$5.4060	12/4/2011
	5,111	(10)	—		$7.4450	5/18/2013
	9,295	(10)	—		$9.9350	1/11/2014
	9,295	(10)	—		$10.8980	1/13/2015
	3,666	(11)	1,834	(11)	$11.8680	1/15/2018
	—		32,000	(11)	$6.3400	1/08/2019
									762	(12)	$7,978

(1)	Based on the $10.47 closing price of the common stock on December 31, 2009.
(2)	Vested immediately upon grant.
(3)	Represents grants of stock options pursuant to Company’s 2006 Stock Plan in Mr. Paul’s capacity as a director. Vests in three annual installments commencing on the date of grant.
(4)

Represents grant of stock options pursuant to Company’s 1998 Stock Option Plan.  Vests in installments, commencing with an installment of 4,206 shares immediately upon grant, three annual installments of 10,520 shares on January 15, 2004 through 2006 and a final installment of 8,850 shares on January 15, 2007.

(5)

Represents grant of stock options pursuant to Company’s 2006 Stock Plan.  Vests in installments, commencing with an installment of 933 shares on January 1, 2007, five annual installments of 5,877 shares on January 1, 2008 through 2012 and a final installment of 2,679 shares on January 1, 2013.

(6)

Represents grants of stock options pursuant to Company’s 2006 Stock Plan in Mr. Paul’s capacity as an officer. Vests in installments, commencing with an installment of 4,584 shares on January 16, 2013, two annual installments of 8,426 shares on January 16, 2017 and 2018, and a final installment of 6,064 shares on January 16, 2016.

(7)

Represents grants of stock options pursuant to Company’s 2006 Stock Plan in Mr. Paul’s capacity as an officer. Vests in installments, commencing with an installment of 4,421 shares on January 1, 2016 and three annual installments of 15,772 shares on January 1, 2017 through 2019.

(8)	Vests in five substantially equal installments commencing on the first anniversary of the date of grant.
(9)

Represents grant of SARs pursuant to the Company’s 2006 Stock Plan.  Vests in its entirety on February 1, 2010 if the grantee is continuously employed by the Company through such date. These SARs were out of the money at the vesting date and expired without value or the issuance of shares.

(10)

Represents grant of stock options pursuant to the Company’s 1998 Stock Option Plan.  All options have a term of 10 years from the date of grant.  Except as otherwise indicated, vested in two equal installments, the first on the date of grant and the second on the first anniversary thereof.

(11)	Represents grants of stock options pursuant to the Company’s 2006 Stock Plan. Vests in five substantially equal annual installments, commencing on the first anniversary of the date of grant.
(12)

Represents threshold level grant of performance based restricted stock pursuant to the Company’s 2006 Stock Plan.  Vests, subject to satisfaction of designated performance conditions, on February 1, 2010. These awards vested at the threshold level.

Options Exercised and Stock Vested

The following table sets forth information regarding options exercised by the named executive officers during 2009, and the aggregate amount realized upon such exercises, based on the difference between the closing market price on the exercise date and the exercise or base price.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ronald D. Paul	—	—	—	—
Martha Foulon-Tonat	—	—	—	—
James H. Langmead	—	—	—	—
Thomas D. Murphy	9,759	$62,544	—	—
Susan G. Riel	—	—	—	—

Employee Benefit Plans. The Bank provides a benefit program which includes health and dental insurance, life and long term and short term disability insurance and a 401(k) plan under which the Company makes matching contributions up to 3% of an employee’s salary, for all officers and employees working 1,000 hours or more in a calendar year.

Equity Compensation Plans. The Company maintains two equity compensation plans, the 1998 Stock Option Plan (the “1998 Plan”) and the 2006 Stock Plan (the “2006 Stock Plan”), each of which has been approved by shareholders.  The purpose of each plan is to attract, retain, and motivate key officers, employee and directors of the Company and the Bank by providing them with a stake in the success of the Company as measured by the value of its shares. In connection with the acquisition of Fidelity, the Company assumed Fidelity’s option plans. Options to purchase an aggregate of 215,585 shares of common stock (as adjusted) were assumed in connection with the acquisition, of which 152,619 remained outstanding as of December 31, 2009. No further options can be granted under the 1998 Plan or Fidelity’s plans.

Under the 2006 Stock Plan, as amended, an aggregate of 1,215,000 shares of common stock (as adjusted) are subject to issuance upon the exercise of incentive stock options (“ISOs”), non-incentive stock options (“Non-ISOs”) and SARs, and the award of shares of restricted stock to such employees as the Committee may designate, and for the issuance of Non-ISOs or restricted stock to directors and advisory board members of the Company, the Bank, and their affiliates. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the number and kind of shares of stock as to which options, SARs and restricted stock may be awarded under the 2006 Stock Plan, the affected terms of all outstanding options, SARs and shares of restricted stock, and the aggregate number of shares of common stock remaining available for grant under the 2006 Stock Plan will be adjusted.

The 2006 Stock Plan is administered by a committee (the “Stock Option Committee”), appointed by the Board of Directors of the Company, consisting of not less than three (3) members of the Board. Members of the Stock Option Committee must be independent within the meaning of the listing requirements of NASDAQ, may not be employees, and serve at the pleasure of the Board of Directors.  The members of the Compensation Committee serve as the Stock Option Committee.

The 2006 Stock Plan has a term of ten years from May 26, 2006, its effective date, after which date no awards may be granted.  The maximum term for an option or SAR is ten years from its date of grant, except that the maximum term of an ISO may not exceed five years if the optionee owns more than 10% of the common stock on the date of grant. The expiration of the 2006 Stock Plan, or its termination by the Committee, will not affect any award then outstanding.

The exercise price of options under the 2006 Stock Plan may not be less than 100% of the fair market value of the common stock on the date of grant.  In the case of an optionee who owns more than 10% of the outstanding common stock on the date of grant, such option price may not be less than 110% of fair market value of the shares. The base price of SARs may not be less than 100% of the fair market value of the common stock on the date of grant.  If the common stock is listed on a national securities exchange (including the NASDAQ Stock Market) on the date of grant, then the market value per share will be not less than the average of the highest and lowest selling price. In the event that the fair market value per share of the common stock falls below the exercise price of previously granted options, the Committee will have the authority, with the consent of the optionee, to cancel outstanding options and to issue new options with an exercise price equal to the then current fair market price per share of the common stock, provided that no such repricing will occur without ratification or approval by the shareholders.

Restricted stock is an award of shares of common stock that is subject to forfeiture, restrictions against transfer, meeting specific corporate or individual performance or achievement standards or goals, or other conditions or restrictions set forth in an award agreement. The Committee has discretion at the time of making a restricted stock grant to determine a period of up to five years during which the shares granted will be subject to restrictions, and the conditions that must be satisfied in order for the shares of restricted stock to become unrestricted (i.e., vested and nonforfeitable). For example, the Committee may condition vesting upon a recipient’s continued employment or upon the recipient’s attainment of specific corporate, divisional, or individual performance or achievement standards or goals. However, the minimum vesting period for restricted stock is three years if the vesting is based solely on the passage of time and continued employment, although vesting may occur ratably over such period; and the minimum measurement date for vesting of restricted stock based upon performance criteria is one year. Notwithstanding the foregoing, the Committee may award shares of restricted stock having terms which comply with TARP Restrictions.

Until a recipient’s interest vests, restricted stock is nontransferable and forfeitable. Nevertheless, the recipient may be entitled to vote the restricted stock and to receive dividends and other distributions made with respect to restricted stock grants that are issued subject to forfeiture in the event that the vesting conditions are not met, as opposed to shares that are issued only upon satisfaction of the conditions. To the extent that a recipient becomes vested in restricted stock and has satisfied applicable income tax withholding obligations, the Company will deliver unrestricted shares of common stock to the recipient. At the end of the restriction period, the recipient will forfeit to the Company any issued shares of restricted stock as to which the recipient did not earn a vested interest during the restriction period, i.e. where the performance based conditions are not met.

Change in Control.  Notwithstanding the provisions of any option, SAR or restricted stock award which provide for its exercise or vesting in installments or subject to conditions, all awards will be immediately exercisable and fully vested upon the occurrence of a change in control.  At the time of a change in control that does not constitute a “transaction,” the participant shall, at the discretion of the Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the common stock subject to an option or SAR over the exercise price of such shares, in exchange for the cancellation of such options and SARs by the optionee.  Notwithstanding the previous sentence, in no event may an option or SAR be cancelled in exchange for cash, within the six-month period following the date of its grant.

In the event of a “change in control” that is a “transaction”, all awards of options, SARs and restricted stock must be surrendered, and with respect to each award surrendered, the Board will in its sole and absolute discretion determine whether the holder of the surrendered award will receive: (1) an award for the number and kind of shares into which each outstanding share (other than shares held by dissenting shareholders) is changed or exchanged, together with an appropriate adjustment to the exercise price; (2) the number and kind of shares into which each outstanding share (other than shares held by dissenting shareholders) is changed or exchanged in the transaction that are equal in market value to the excess of the market value on the date of the transaction of the shares subject to the option or SAR, over the exercise price; or (3) a cash payment (from the Company or the successor corporation) in an amount equal to the excess of the market value on the date of the transaction of the shares subject to the option or SAR over the exercise price.

For purposes of the 2006 Stock Plan, “change in control” means any one of the following events: (1) the acquisition of ownership, holding or power to vote more than 50% of the Bank’s or Company’s voting stock; (2) the acquisition of the power to control the election of a majority of the Bank’s or Company’s directors; (3) the exercise of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934); or (4) the failure of “Continuing Directors” to constitute at least two-thirds of the Board of Directors of the Company or the Bank (the “Company Board”) during any period of two consecutive years. For purposes of this Plan, “Continuing Directors” shall include only those individuals who were members of the Company Board at the Effective Date and those other individuals whose election or nomination for election as a member of the Company Board was approved by a vote of at least two-thirds of the Continuing Directors then in office.  The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding. “Transaction” means: (i) the liquidation or dissolution of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity; or (iii) the sale or disposition of all or substantially all of the Company’s assets. No adjustment upon a change in control, a “transaction” or otherwise may be made in such a manner as to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.  If, by reason of any such adjustments, an optionee becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares pursuant to the option before the adjustment was made.

As of December 31, 2009, the Company had options, SARs which may only be settled by the issuance of stock, and performance based restricted stock awards with respect to an aggregate of 1,291,408 shares of common stock issued and outstanding under all equity compensation plans.  The SARS subsequently expired without value or the issuance of any shares.  The performance based restricted stock awards vested at the threshold level, resulting in the issuance of an aggregate of 3,048 shares of common stock to named executive officers, and 3,825 shares to all executive officers.  Subsequent to December 31, 2009, 10,000 shares of restricted stock were issued to Mr. Pincus, and restricted stock was issued to our executive officers as set forth below:

Name	Restricted Stock Granted
Ronald D. Paul	16,908
Martha Foulon-Tonat	8,073
James H. Langmead	5,576
Thomas D. Murphy	6,823
Susan G. Riel	9,972
All executive officers as group (7 persons)	54,136

All of the shares of restricted stock to named executive officers granted subsequent to December 31, 2009 are “long-term restricted stock” which comply with the requirements of the TARP Restrictions. As such, the shares of long-term restricted stock granted in 2010 reflecting amounts earned under the Senior Executive Incentive Plan are not vested or transferable prior to the redemption in full of the Company’s CPP preferred stock, with a minimum period of two years from grant.  The portion reflecting the value of discretionary cash bonuses and/or option grants vest over five years, 60% on the second anniversary of the date of grant, and 20% on the third and fourth anniversaries, provided that no amount shall vest prior to the redemption in full of the Company’s CPP preferred stock.

Certain Relationships and Related Transactions

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company’s directors, executive officers, and employees and their associates.  In the past, all of such transactions have been on substantially the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.  Loans to insiders require approval by the Board of Directors, with any interested director not participating.  The Company also applies the same standards to any other transaction with an insider. Additionally, loans and other related party transactions involving Company directors must be reviewed and approved by the Audit Committee.

The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of the Company during the year ended December 31, 2009 amounted to $18.1 million, representing approximately 9.6% of the Company’s total shareholders’ equity at December 31, 2009.  In the opinion of the Board of Directors, the terms of these loans are no less favorable to the Bank than terms of the loans from the Bank to unaffiliated parties.  On December 31, 2009, $16.5 million of loans were outstanding to individuals who, during 2009, were officers, directors or affiliates of the Company.  At the time each loan was made, management believed that these loans involved no more than the normal risk of collectability and did not present other unfavorable features.  None of such loans were classified as Substandard, Doubtful or Loss.

The Bank leases certain office space, at a current monthly base rental of $46,716, excluding certain pass through expenses, from limited liability companies in which a trust for the benefit of Mr. Paul’s children has an 85% interest in one instance and a 51% interest in another.

Mr. Rogers is a partner in the law firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A. which has provided, and continues to provide, legal services to the Company and its subsidiaries. During 2009 and 2008, the Company and its subsidiaries paid aggregate fees of approximately $745,712 and $428,215 to that firm.

Ryan Riel, the adult son of Ms. Riel, is employed by the Bank as a loan officer.  During 2009 and 2008, Mr. Riel’s compensation was $125,000, plus incentive bonus payments and awards of stock options.  Mr. Riel’s compensation is determined on the same basis as all other comparable employees, and is determined by the Bank Compensation Committee, without any participation or input by Ms. Riel.

PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Stegman & Company (“Stegman”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2010.  Stegman has audited the financial statements of the Company since its organization.  Representatives of Stegman are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire. Services provided to the Company and its subsidiaries by Stegman in 2009 are described under “Fees Paid to Independent Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee and under the caption “Election of Directors - Committees, Meetings and Procedures of the Board of Directors.”

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Stegman as the Company’s independent registered public accounting firm. The affirmative vote of a majority of votes cast on the proposal is required for adoption of the ratification of the appointment of the independent registered public accounting firm. If the shareholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Stegman, and may retain Stegman or another firm, without resubmitting the matter to shareholders.

Fees Paid to Independent Accounting Firm

Audit Fees.  During 2009, the aggregate amount of fees billed to the Company by Stegman for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings was $146,175. In 2008, Stegman billed $120,786 for such services.

Audit—Related Fees. During 2009, the aggregate amount of fees billed to the Company by Stegman for services related to the performance of audit services was $38,070.  These services included an audit of the Company’s 401(k) plan and services in connection with the securities and regulatory filings relating to the Company’s capital raising transactions.  During 2008, the aggregate amount of fees billed to the Company by Stegman for services related to the performance of audit services was $76,580.  These services included an audit of the Company’s 401(k) plan and services in respect of securities and regulatory filings related to the Fidelity acquisition and accounting and tax advice relating to the acquisition.

Tax Fees.  During 2009, the aggregate amount of fees billed to the Company by Stegman for tax advice, compliance and planning services was $19,068.  In 2008, Stegman billed $10,450 for such services.

All Other Fees.  Stegman did not bill the Company any amounts for other services in 2009 or 2008.

None of the engagements of Stegman to provide services other than audit services was made pursuant to the de minimus exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission and the Company’s audit charter.

PROPOSAL 3 - NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, the President of the United States signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”). ARRA revised Section 111 of the Emergency Economic Stabilization Act to require any recipient of funds under TARP to permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. As a result, the Company is providing shareholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders approve the overall executive compensation policies and procedures employed by the Company, as described in “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement for the 2010 Annual Meeting.

Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under the ARRA, the vote may not be construed as overruling a decision by such the Board of Directors, or to create or imply any additional fiduciary duty by the Board.

Shareholders are encouraged to read the sections of this proxy statement titled “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosure.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting on the proposal is required for the approval of this proposal.  It is expected that all of the shares of the common stock entitled to vote on the proposal over which directors of the Company exercise voting power will be voted for the proposal.

We believe are compensation policies are strongly aligned with the long-term interests of the Company and its shareholders.  As such, the Board of Directors recommends that shareholders vote FOR approval of this non-binding advisory resolution.

FORM 10-K ANNUAL REPORT

The Company will provide, without charge, to any shareholder of record entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a copy of its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission, upon the written request of such shareholder. Requests should be directed to Jane E. Cornett, Corporate Secretary, at the Company’s executive offices, 7815 Woodmont Avenue, Bethesda, Maryland 20814.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms which it has received and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except that one Form 4 reporting eight transactions for Mr. Alperstein, one form 4 reporting two transactions for Mr. Gross; two Forms 4 reporting an aggregate of five transactions for Mr. Murphy, one Form 4 reporting three transactions for Mr. Weinstein, and one Form 4 reporting one transaction for each of Mr. Flynn, Ms. Foulon-Tonat, Mr. Langmead, Mr. Paul, Mr. Pincus, Ms. Riel, Mr. Rogers and Ms Williams, were not filed in a timely manner.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting.  If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 13, 2010.  Shareholder proposals for nominations for election as director must be received by the Company no later than January 12, 2011. In order to be eligible for consideration at the next annual meeting of shareholders, the Company must receive notice of shareholder proposals for business other than the election of directors to be conducted at the annual meeting which are not proposed to be included in the Company’s proxy materials not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed.

By Order of the Board of Directors

Jane E. Cornett, Corporate Secretary

April 12, 2010

FRONT

PROXY - EAGLE BANCORP, INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby makes, constitutes and appoints Arthur H. Blitz and Bruce H. Lee, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Eagle Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on May 20, 2010 and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR all of the nominees set forth on the reverse side, FOR the proposal to ratify the appointment of the independent registered public accounting firm and FOR the resolution approving the Company’s executive compensation. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

BACK

Annual Meeting Proxy Card

A.            Election of Directors

The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold

01 - Leslie M. Alperstein	☐	☐
02 - Dudley C. Dworken	☐	☐
03 - Harvey M. Goodman	☐	☐
04 - Neal R. Gross	☐	☐
05 - Ronald D. Paul	☐	☐
06 - Robert P. Pincus	☐	☐
07 - Norman R. Pozez	☐	☐
08 - Donald R. Rogers	☐	☐
09 - Leland M. Weinstein	☐	☐

B.            Issue

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain

Proposal to ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm	☐	☐	☐

C.            Issue

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain

Non-binding advisory resolution approving the compensation of our executive officers	☐	☐	☐

Please check here if you plan to attend the Annual Meeting. ☐

Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Important:  Please date and sign your name as addressed, and return this proxy in the enclosed envelope.  When signing as executor, administrator, trustee, guardian, etc., please give full title as such.  If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)